EXECUTION VERSION	Exhibit 10-Z(2)
Dated 18 July 2007

(1)	DANA EUROPE FINANCING (IRELAND) LIMITED

(2)	DANA INTERNATIONAL LUXEMBOURG SARL

(3)	The Originators

(4)	GE LEVERAGED LOANS LIMITED

(5)	GE FACTOFRANCE SNC

(6)	DANA EUROPE S.A.

(7)	The Lenders

(8)	Certain other parties from time to time party to the Transaction Documents described herein.

MASTER SCHEDULE OF DEFINITIONS,
INTERPRETATION AND CONSTRUCTION

LONDON

Schedules

1.	Address and Notice Information
2.	Conditions Precedent for the Initial Austrian Effective Date
3.	Conditions Precedent for the Initial Belgian Effective Date
4.	Conditions Precedent for the Initial French Effective Date
5.	Conditions Precedent for the Initial Italian Effective Date
6.	Conditions Precedent for the Initial Spanish Effective Date
7.	Form of Deed of Accession
8.	Facility Accounts and Account Banks
9.	Dana Europe Organisational Chart
10.	Permitted Disposals
11.	Repatriation Plan
12.	Permitted Indebtedness
13.	Permitted Loans
14.	Permitted Transactions

i

MASTER SCHEDULE OF DEFINITIONS, INTERPRETATION AND CONSTRUCTION
1.	SCHEDULE DOCUMENTS

The Schedule Documents are as follows:
(a)	this Master Schedule of Definitions, Interpretation and Construction;

(b)	the Receivables Loan Agreement;

(c)	the Servicing Agreement;

(d)	the Performance Undertaking;

(e)	the Subordinated Loan Agreement;

(f)	each Originator Sale Agreement, other than the Italian RPA;

(g)	each Intermediate Transfer Agreement;

(h)	the Security Agreement;

(i)	each Account Security Agreement;

(j)	the Spanish Account Agency Agreement;

(k)	the Spanish Seller Payout Call Option Agreements;

(l)	the Corporate Services Agreements;

(m)	each Fee Letter; and

(n)	each other Transaction Document and each other instrument, document and other agreement from time to time executed in connection with the foregoing.
2.	DEFINITIONS

2.1	Certain defined terms

Except where the context otherwise requires, the following terms used in the Schedule Documents have the following meanings:

“Account Security Agreements” means, as the context requires all or any one of, the Austrian Account Security Agreements, the Belgian Account Security Agreements, the French Account Security Agreements, the German Account Security Agreements, the Italian Account Security Agreements and the Spanish Account Security Agreements.

“Adjusted EBITDA” means, for any period determined on an aggregated basis for the Dana European Entities, the Borrower and the Spanish Account SPV in accordance with Modified GAAP, without duplication as calculated below:

(a)	Net Income less (without duplication and to the extent included in Net Income) (i) income from forward contracts (on a mark-to-market basis), (ii) net income from discontinued operations (iii) interest income, (iv) corporate and income tax credits (v) non-recurring, transactional or unusual gains and (vi) equity earnings from Affiliates,

(b)	plus (without duplication and to the extent deducted in calculating Net Income) (i) expense from forward contracts (on a mark-to-market basis), (ii) net losses from discontinued operations, (iii) interest expense, (iv) tax expense relating to corporate or income tax, (v) depreciation expense, (vi) amortisation expense, (vii) amounts deposited or invested in the Dana European Legal Group under the circumstances described in Clause 10.3(a) (Financial covenant) of the Performance Undertaking which amounts, for the avoidance of doubt, shall only be included in the calculation of Adjusted EBITDA under the circumstances where the Fixed Charges Coverage Ratio is to be recalculated treating such amounts as part of Adjusted EBITDA in accordance with the terms of the Transaction Documents, (viii) facility fees, unused commitment fees, letter of credit fees and similar fees, (ix) non-cash non-recurring transactional or unusual losses (provided such losses are adequately demonstrated to the Administrative Agent to be non-cash in nature), (x) non-cash Restructuring Charges (provided such Restructuring Charges are adequately demonstrated to the Administrative Agent to be non-cash in nature), (xi) cash non-recurring transactional or unusual losses and cash Restructuring Charges up to an aggregate amount of €5,000,000 in any rolling 12 month period, (xii) Transaction Fees, (xiii) equity losses from Affiliates and (xiv) minority interests.
“Adjusted Eurocurrency Rate” means, for any Interest Period, an interest rate per annum obtained by dividing (a) the Eurocurrency Rate for such Interest Period by (b) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period.

“Administrative Agent” means GE Leveraged Loans Limited, in its capacity as administrative agent for the Lenders, and any successor thereto in such capacity appointed pursuant to Clause 8 (The Administrative Agent) of the Receivables Loan Agreement.

“Administrative Agent Fee Letter” has the meaning specified in Clause 2.4(b) (Interest and Fees) of the Receivables Loan Agreement.

“Adverse Claim” means a mortgage, charge, pledge, lien or other security interest (including any lien by attachment, retention of title and any form of extended retention of title), securing any obligation of any Person or any other agreement or arrangement having a similar effect.

“Affiliate” means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, another Person or any subsidiary of such other Person. A Person shall be deemed to control another Person if the controlling Person owns 51% or more of any class of equity voting securities or other ownership interests in the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of share capital, by contract or otherwise.

“Agreed Annual Income” means, with respect to (a) the Spanish Account SPV, the amount payable to the Spanish Account SPV pursuant to the Transaction Documents to which the Spanish Account SPV is a party or such other amount as may otherwise be agreed between the Borrower, the Administrative Agent and the Spanish Account SPV and (b) the Borrower, €1,000 per annum or such other amount as may be agreed between the Borrower, the Servicer and the Administrative Agent.

“Agreed Form” in relation to any document means the form agreed by, and initialled for the purpose of identification by or on behalf of, the Administrative Agent and the Performance Undertaking Provider, as amended from time to time with the consent of the Performance Undertaking Provider and the Administrative Agent in writing.

“Aggregate Commitment” means, at any time, the sum of the Commitments then in effect. The initial Aggregate Commitment as of the Closing Date shall be equal to €170,000,000.

“Aggregate Principal Balance” means the aggregate outstanding Principal Balance (in Euro or the Euro Equivalent) of the Loans hereunder provided that, solely for the purposes of computing whether the Aggregate Principal Balance exceeds the Maximum Aggregate Principal Balance, the Aggregate Principal Balance on any day shall be deemed to be reduced by an amount equal to the aggregate amount of funds (in Euro or the Euro Equivalent) then held in the Borrower Operating Account (Principal) and which are then available to be withdrawn and applied to reduce the Aggregate Principal Balance on the date of such computation.

“Alternative Rate” has the meaning specified in Clause 2.12(b) (Illegality) of the Receivables Loan Agreement.

“Alternative Rate Loan” has the meaning specified in Clause 2.12(a) (Illegality) of the Receivables Loan Agreement.

“Applicable MAPB Percentage” means the sum of:
(a)	(i) during a Trigger Period, 85%; or
(ii)	during the period commencing on the last day of the immediately preceding Trigger Period and ending on the second consecutive quarterly Testing Date thereafter on which the Fixed Charges Coverage Ratio is at least 1.5:1, 92.5%; or

(iii)	at all other times, 100%,
less:
(b)	at all times whilst the Servicer is delivering Roll-Forward Reports pursuant to Clause 2.3(d) (Roll-Forward Reports) of the Servicing Agreement in respect of the Receivables of any Originator on a monthly basis in accordance with the proviso set forth in that Clause, 5%; and

(c)	after 31 October 2007, at all times whilst the Servicer is delivery Roll-Forward Reports pursuant to Clause 2.3(d) (Roll-Forward Reports) of the Servicing Agreement in respect of the Receivables of any Originator on a monthly basis in accordance with the proviso set forth in that Clause, a further 5% (which further reduction in the Applicable MAPB Percentage is, for the avoidance of doubt, in addition to any reduction pursuant to paragraph (b) above); and

(d)	during a Dilution Trigger Period, 5% or such other percentage as may otherwise be determined by the Administrative Agent and notified to the Borrower in accordance with Clause 2.20 (Adjustments to the Applicable MAPB Percentage) of the Receivables Loan Agreement; and

(e)	during a DSO Trigger Period, 5% or such other percentage as may otherwise be determined by the Administrative Agent and notified to the Borrower in accordance with Clause 2.20 (Adjustments to the Applicable MAPB Percentage) of the Receivables Loan Agreement,
provided that for the purposes of determining the Applicable MAPB Percentage the Fixed Charges Coverage Ratio as of each Testing Date shall have been calculated without taking into account any Covenant Correction Amount.

“Applicable Margin” has the meaning specified in the Lender Fee Letter.

“Approved Currency” means Euros, U.S. Dollars and Sterling.

“Approved Obligor Jurisdiction” means any Approved Originator Jurisdiction, Australia, Canada (excluding the province of Quebec), Czech Republic, Finland, Ireland, Japan, the Netherlands, Norway, Portugal, Scotland, Sweden, Switzerland, England and Wales, the U.S. and any other jurisdiction approved in writing by the Administrative Agent.

“Approved Originator Jurisdiction” means Austria, Belgium, France, Germany, Italy and Spain and any other jurisdiction approved in writing by the Administrative Agent and the Required Lenders.

“Assignment and Acceptance” means an assignment and acceptance agreement entered into by a Lender, an Eligible Assignee and the Administrative Agent, pursuant to which such Eligible Assignee may become a party to the Receivables Loan Agreement in substantially the form of Exhibit A (Form of Assignment and Acceptance) to the Receivables Loan Agreement.

“Austrian Account Security Agreement” means any agreement designated as such in any Austrian RPA.

“Austrian Collection Account Bank” means any bank or other financial institution set forth on Schedule 8 (Facility Accounts and Account Banks) under the heading “Austrian Collection Account Banks”, as such Schedule may be amended from time to time in accordance herewith.

“Austrian Intermediate Transfer Agreement” means the Austrian Intermediate Transfer Agreement, dated on or about the Initial Austrian Effective Date, among the Intermediate Transferor and the Borrower.

“Austrian Originators” means each entity designated as a “Seller” under an Austrian RPA.

“Austrian RPA” means the receivables purchase agreement, dated on or about the Initial Austrian Effective Date, between Dana Austria GmbH and the Intermediate Transferor, and such additional Austrian law receivables purchase agreements as may be entered into from time to time pursuant to Clause 10.12(b) (Limitation on the addition and termination of Originators) of the Receivables Loan Agreement, for so long as such agreements remain in full force and effect.

“Belgian Account Security Agreement” means any agreement designated as such in any Belgian RPA.

“Belgian Collection Account Bank” means any bank or other financial institution set forth on Schedule 8 (Facility Accounts and Account Banks) under the heading “Belgian Collection Account Banks”, as such Schedule may be amended from time to time in accordance herewith.

“Belgian Originators” means each entity designated as a “Seller” under a Belgian RPA.

“Belgian RPA” means the receivables purchase agreement, dated on or about the Initial Belgian Effective Date, between Spicer Off-Highway Belgium and the Borrower, and such additional Belgian law receivables purchase agreements as may be entered into from time to time pursuant to Clause 10.12(b) (Limitation on the addition and termination of Originators) of the Receivables Loan Agreement, for so long as such agreements remain in full force and effect.

“Bills of Exchange Redirection Date” means in respect of an Originator, the day falling thirty (30) days after the Initial Effective Date applicable to such Originator.

“Borrower” means Dana Europe Financing (Ireland) Limited, a limited liability company incorporated under the laws of Ireland.

“Borrower Operating Account” means any account set forth on Schedule 8 (Facility Accounts and Account Banks) under the heading “Borrower Operating Accounts”, as such Schedule may be amended from time to time in accordance herewith.

“Borrower Operating Account Bank” means any bank or other financial institution set forth on Schedule 8 (Facility Accounts and Account Banks) under the heading “Borrower Operating Account Bank”, as such Schedule may be amended from time to time in accordance herewith.

“Borrower Operating Account (Interest)” means the internal sub-account or ledger of such name created and maintained by or on behalf of the Borrower as records in the books of the Borrower for the purposes of allocating the proceeds of

Collections paid into and standing to the credit of the Borrower Operating Accounts in accordance with the terms of the Transaction Documents.

“Borrower Operating Account (Principal)” means the internal sub-account or ledger of such name created and maintained by or on behalf of the Borrower as records in the books of the Borrower for the purposes of allocating the proceeds of Collections paid into and standing to the credit of the Borrower Operating Accounts in accordance with the terms of the Transaction Documents.

“Borrower Receivables Interest” means any ownership interest, participation interest, security interest or other interest or right of any nature in Receivables and any Related Security with respect thereto (together with rights to payment in respect of any loan secured by such security interest) that has been acquired by or has accrued to the benefit of the Borrower from an Intermediate Transferor pursuant to an Intermediate Transfer Agreement.

“Borrowing” means the amount requested by the Borrower in a Borrowing Request pursuant to Clause 2.2 (Borrowing procedures) of the Receivables Loan Agreement.

“Borrowing Date” has the meaning specified in Clause 2.2(a)(i) (Borrowing procedures) of the Receivables Loan Agreement.

“Borrowing Request” has the meaning specified in Clause 2.2(a)(i) Borrowing procedures) of the Receivables Loan Agreement.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York City, Dublin, Luxembourg, Paris, Amsterdam and Zurich and:
(a)	(in relation to any date for payment or purchase of a currency other than Euro) the principal financial centre of the country of that currency;

(b)	(in relation to any date for payment or purchase of Euro) any TARGET Day;

(c)	for the purposes of the German RPA, a day (other than a Saturday or Sunday) on which banks are open for general business in Frankfurt;

(d)	for the purposes of the Austrian RPA and the Austrian Intermediate Transfer Agreement, a day (other than a Saturday or Sunday) on which banks are open for general business in Vienna;

(e)	for the purposes of the Belgian RPA, a day (other than a Saturday or Sunday) on which banks are open for general business in Brussels;

(f)	for the purposes of the Spanish RPA, a day (other than a Saturday or Sunday) on which banks are open for general business in Madrid; or

(g)	for the purposes of the Italian RPA and the Italian Intermediate Transfer Agreement, a day (other than a Saturday or Sunday) on which banks are open for general business in Milan.

“Calculation Period” means each period from and including the first day of a calendar month to and including the last day of such calendar month (whether such month occurs before or after the Closing Date).

“Capital Expenditures” means, for any period, the sum (without duplication) of all expenditures made, directly or indirectly, by the Dana European Entities, the Borrower and the Spanish Account SPV determined on an aggregated basis in accordance with Modified GAAP as reported by HFM during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that should be, in accordance with Modified GAAP, reflected as additions to property, plant or equipment on a Person’s balance sheet. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Capitalised Lease Obligation” means, of any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalised amount thereof at such time determined in accordance with GAAP.

“Change in Law” means (a) the adoption of any Law after the Closing Date, (b) any change in Law or in the interpretation or application thereof by any Official Body after the Closing Date or (c) compliance by any Indemnified Party, by any lending office of such Indemnified Party or by such Indemnified Party’s holding company, if any, with any request, guideline or directive (whether or not having the force of law) of any Official Body made or issued after the Closing Date.

“Change of Control” means the occurrence of any of the following:
(a)	there is any change in the aggregate outstanding Equity Interests owned (directly or indirectly) by Dana International Luxembourg SARL in any Originator (other than a Spanish Originator) or the Subordinated Lender from those shown on the organisational chart set forth on Schedule 9 (Dana Europe Organisational Chart);

(b)	any Spanish Originator ceases to be a direct or indirect wholly-owned subsidiary of Dana Corporation or Dana International Luxembourg SARL;

(c)	the Equity Holder ceases to own, directly or indirectly free and clear of any Adverse Claim, 100% of the outstanding Equity Interests of the Borrower;

(d)	the Borrower ceases to own, free and clear of any Adverse Claim (other than a Permitted Adverse Claim), 100% of the outstanding Equity Interests of the Spanish Account SPV; or

(e)	the Servicer (for so long as it is Dana International Luxembourg SARL) or the Performance Undertaking Provider ceases to be a direct or indirect wholly-owned Subsidiary of Dana Corporation.
“Closing Date” means 18 July 2007.

“Collateral” means (a) the “Charged Property” under and as defined in the Security Agreement and (b) any other assets, property, rights, interests, claims or benefits in respect of which an Adverse Claim has been created under or pursuant to the Security Documents.

“Collection Account Banks” means, as the context requires, all or any one of the Austrian Collection Account Banks, the Belgian Collection Account Banks, the French Collection Account Banks, the German Collection Account Banks, the Italian Collection Account Banks and the Spanish Collection Account Banks.

“Collection Accounts” means, as the context requires, all or any one of the Existing Collection Accounts or New Collection Accounts.

“Collections” means, collectively (without duplication) (a) all cash collections (including, if applicable, any value added taxes) and other cash proceeds of the Pool Receivables, including all Finance Charges, cash proceeds of Related Security with respect to any such Receivable, any Deemed Collections of such Receivables and any payments made by any Originator or the Servicer with respect to such Receivables (including any payments made with respect to a Diluted Receivable or other Deemed Collections pursuant to the terms of the relevant Originator Sale Agreement or the Servicing Agreement), (b) if applicable, all recoveries of value added tax from any relevant Official Body relating to any Pool Receivable that is a Defaulted Receivable and (c) all other cash collections and other cash proceeds of the Collateral.

“Commitment” means, in respect of any Lender the Euro amount set forth on Schedule 1 (Commitments) of the Receivables Loan Agreement opposite such Lender’s name or, in the case of a Lender that became a party to the Receivables Loan Agreement pursuant to an Assignment and Acceptance, the Euro amount set forth therein as such Lender’s Commitment, in each case as such amount may be (a) reduced or increased by any Assignment and Acceptance entered into by such Lender in accordance with the terms of the Receivables Loan Agreement and (b) reduced in accordance with Clause 2.1(b) (The Loans) of the Receivables Loan Agreement.

“Commitment Letter” means the commitment letter, dated 9 February 2007, between the Structuring Agent and Dana Europe S.A..

“Concentration Limit” means, with respect to any Obligor (treating each Obligor and its Affiliates as if they were a single Obligor) at any time, 10% of the aggregate Outstanding Balance of the Pool Receivables that qualify as Eligible Receivables at such time.

“Contract” means, in relation to any Receivable, any and all contracts, instruments, agreements, invoices, notes or other writings (including an agreement evidenced by a purchase order or similar document) pursuant to or under which an Obligor becomes or is obligated to make payments on or in respect of such Receivable.

“Contribution Notice” means a contribution notice issued by tPR under Section 38 or Section 42 of the Pensions Act.

“Corporate Services Agreements” means the Borrower corporate services agreement between, amongst others, the Borrower and Structured Finance Management (Ireland) Limited as Corporate Services Provider dated on or about the Closing Date, and the Spanish corporate services agreement between, amongst others, the Spanish Account SPV and Structured Finance Management (Spain), S.L. as Corporate Services Provider.

“Corporate Services Provider” means, in respect of the Borrower, Structured Finance Management (Ireland) Limited and, in respect of the Spanish Account SPV, Structured Finance Management (Spain), S.L.

“Covenant Correction Amount” means an amount, if any, in Euro equal to the Euro Equivalent of the aggregate amount deposited or invested or required to be deposited or invested in the Dana European Legal Group pursuant to Clause 10.3(a) (Financial covenant) of the Performance Undertaking as at the immediately preceding Testing Date so that a recalculation in accordance with such Clause of the Fixed Charges Coverage Ratio at as the relevant Testing Date would be at least 1.25:1.

“Credit and Collection Policies” means, with respect to any Originator, those credit and collection policies and practices of that Originator in effect on the Closing Date or, if applicable, the date on which such Person becomes an Originator pursuant to Clause 10.12 (Limitation on the addition and termination of Originators) of the Receivables Loan Agreement, and described in Schedule 2 (Credit and Collection Policies) of the relevant Originator Sale Agreement, as modified in compliance with the Receivables Loan Agreement, the relevant Originator Sale Agreement and the Servicing Agreement.

“Currency Percentage” means, on any date of determination for any Approved Currency, the percentage of the aggregate Outstanding Balance of the Pool Receivables that are Eligible Receivables represented by Eligible Receivables denominated in such Approved Currency, rounded up or down by up to two decimal points by the Servicer. The aggregate Currency Percentages for all Approved Currencies, as so rounded by the Servicer, shall in all cases be equal to 100%.

“Daily Report” means a report furnished by or on behalf of the Servicer pursuant to Clause 2.3 (Reporting requirements) of the Servicing Agreement substantially in the form attached as Exhibit A-1 (Form of Daily Report) to the Servicing Agreement.

“Dana European Entity” means any of (i) Dana Automocion S.A., (ii) Spicer Ayra Cardan, S.A., (iii) Dana International Luxembourg SARL, (iv) Dana SAS, (v) Thermal Products France SAS, (vi) Spicer France Sarl, (vii) Dana Two SAS, (viii) Dana Europe Holdings B.V., (ix) Spicer Nordiska Kardan AB, (x) Dana Europe SA, (xi) Dana Belgium BVBA, (xii) Spicer Off-Highway Belgium, (xiii) Dana Italia S.p.A., (xiv) Dana Hungary Gyor kft, (xv) Dana Investment GmbH, (xvi) Dana GmbH (Germany), (xvii) Dana (Deutschland) Grundstucksverwaltung GmbH, (xviii) Reinz-Dichtungs GmbH, (ixx) Dana Holding GmbH, (xx) Spicer Off-Highway GmbH, (xxi) Spicer Gelenkwellenbau GmbH and (xxii) Dana Austria GmbH but, as the context may require, excluding the divisions of such entities that are scheduled for disposal as described on Schedule 10 (Permitted Disposals).

“Dana European Legal Group” means the Dana European Entities other than Dana Automocion, S.A. and Spicer Ayra Cardan, S.A. for so long as such entities are not Material Subsidiaries of Dana International Luxembourg SARL.

“Data Feed” means a report furnished by the Servicer pursuant to Clause 2.3 (Reporting requirements) of the Servicing Agreement substantially in the form attached as Exhibit A-2 (Form of Data Feed) to the Servicing Agreement.

“Data Protection Law” means the EU Data Protection Directive (95/46/EC), the Irish Data Protection Act, 1988 and the Irish Data Protection (Amendment) Act 2003 or any other applicable law or regulation relating to data protection or privacy.

“Days Sales Outstanding” in respect of any Calculation Period shall be calculated by comparing the aggregate Outstanding Balance of all Pool Receivables as at the end of the relevant Calculation Period (the “Gross Outstanding Receivables Balance”) against the aggregate Outstanding Balance of Pool Receivables generated in that Calculation Period and in each consecutive preceding Calculation Period until the aggregate Outstanding Balance (when generated) of Pool Receivables generated in those preceding Calculation Periods (the “Look Back Aggregate Outstanding Receivables Balance”) exceeds the Gross Outstanding Receivables Balance; the average number of days shall then be calculated by adding together (a) the number of days in each Calculation Period in which the Look Back Aggregate Outstanding Receivables Balance did not exceed the Gross Outstanding Balance and (b) the number of days in the Calculation Period in which the Look Back Aggregate Outstanding Receivables Balance exceeded the Gross Outstanding Receivables Balance multiplied by a fraction the numerator of which is the Gross Outstanding Receivables Balance less the Look Back Aggregate Outstanding Receivables Balance calculated for those Calculation Periods included in paragraph (a) above, and the denominator of which is the aggregate Outstanding Balance of Pool Receivables generated in that Calculation Period, as such calculation and applicable Calculation Periods may be more particularly described in the Agreed Form of the Monthly Ratio Report. For purposes of the definition of Days Sales Outstanding, the first Calculation Period shall be the first calendar month after the calendar month in which the Closing Date occurred and each subsequent Calculation Period for purposes of this definition shall be determined accordingly.

“Declaration of Trust” means the charitable share declaration of trust dated on or about the Closing Date given by the Share Trustee as trustee of the Dana Europe Trust.

“Deed of Accession” means a deed substantially in the form set out in 7 (Form of Deed of Accession).

“Deemed Collections” means any Collections on any Receivable paid or payable, as the context requires, by an Originator pursuant to an Originator Sale Agreement, by the Servicer or a Sub-Servicer pursuant to the Servicing Agreement or by the Borrower under the Receivables Loan Agreement (regardless of whether received by any Person).

“Default Rate” means a rate per annum equal to the Standard Rate plus 2.00%.

“Defaulted Receivable” means, without duplication, a Receivable (a) as to which any payment, or part thereof, remains unpaid for 91 or more days from the original due date for such Receivable, (b) as to which any payment, or part thereof, remains unpaid for 210 or more days from the invoice date of such Receivable, (c) as to which an Event of Bankruptcy has occurred and is continuing with respect to the Obligor thereof, (d) which has been identified by the relevant Originator as uncollectable in accordance with the applicable Credit and Collection Policy, or (e) which, in accordance with the applicable Credit and Collection Policies, has been or should be written off as uncollectable.

“Designated Account” means, with respect to any Originator, the Servicer, the Subordinated Lender, the Performance Undertaking Provider or the Spanish Account SPV, any bank account designated from time to time by such Person with the approval of the Performance Undertaking Provider and notified in writing to the Borrower, the Servicer and the Administrative Agent.

“Diluted Receivable” means any Receivable or part thereof which is either (a) reduced, cancelled or adjusted as a result of (i) any defective, rejected or returned goods, merchandise or services or any failure by the relevant Originator to deliver any merchandise or goods or provide any services or otherwise to perform under any related Contract, (ii) any change in the terms of, or cancellation of, a Contract or invoice or any rebate, administrative fee, discount, credit memo, refund, non-cash payment (other than payments by cheque), chargeback, allowance or any billing or other adjustment by the relevant Originator (except any such change or cancellation made in settlement of such Receivable in accordance with the Credit and Collection Policies resulting from the financial inability of the Obligor to pay such Receivable) or (iii) any set off or offset in respect of a claim by the relevant Obligor (whether such claim arises out of the same or a related transaction or an unrelated transaction), or (b) subject to any specific counterclaim or defence whatsoever (except the discharge in a proceeding under applicable Insolvency Law of the Obligor thereof).

“Dilution” means any (a) reduction, cancellation or adjustment in a Receivable as a result of (i) any defective, rejected or returned goods, merchandise or services or any failure by the relevant Originator to deliver any merchandise or goods or provide any services or otherwise to perform under any related Contract, (ii) any change in the terms of, or cancellation of, a Contract or invoice or any rebate, administrative fee, discount, credit memo, refund, non-cash payment (other than payments by cheque), chargeback, allowance or any billing or other adjustment by the relevant Originator or (iii) any set off or offset in respect of a claim by the relevant Obligor (whether such claim arises out of the same or a related transaction or an unrelated transaction), or (b) subject to any specific counterclaim or defence whatsoever, or (c) as to which an Event of Bankruptcy has occurred and is continuing with respect to the Obligor thereof, or (d) which has been identified by the relevant Originator as uncollectible in accordance with the applicable Credit and Collection Policy, or (e) which, in accordance with the applicable Credit and Collection Policies, has been or should be written off as uncollectible.

“Dilution Benchmark Percentage” means the average Dilution Ratio calculated on the basis of the actual Dilution Ratios calculated as at the end of each of the

Calculation Periods from and including 1 August 2007 to and including 30 November 2007 provided that, in calculating the Dilution Ratios for the purposes of determining the Dilution Benchmark Percentage, Pool Receivables generated by the Dana Austria Axel Assembly Plant in Voelkemarkt, Austria and Driveshaft Assembly Plant in Villefranche, France and Dilutions arising in respect of such Pool Receivables shall be excluded from the calculation.

“Dilution Ratio” means the ratio (expressed as a percentage) computed as of each Ratio Reporting Date for the immediately preceding Calculation Period by dividing (a) the aggregate amount (in Euro or the Euro Equivalent) of Dilutions arising during that Calculation Period in respect of Pool Receivables, by (b) the aggregate amount (in Euro or the Euro Equivalent) of all Pool Receivables that were generated during that Calculation Period, as such calculation and applicable Calculation Period may be more particularly described in the Agreed Form of Monthly Ratio Report. For purposes of the definition of Dilution Ratio, the first Calculation Period shall be the first calendar month after the calendar month in which the Closing Date occurred and each subsequent Calculation Period for purposes of this definition shall be determined accordingly.

“Dilution Trigger Period” means the period commencing on (i) during the first three months after 1st October 2007, the second consecutive Ratio Reporting Date on which the Dilution Ratio is calculated to be more than 4%, and (ii) at all other times, the first Ratio Reporting Date (and if there has been any Dilution Trigger Period prior to such Ratio Reporting Date, on the first Ratio Reporting Date after the end of such Dilution Trigger Period) that the three month rolling average Dilution Ratio is calculated to be more than the Dilution Benchmark Percentage plus 2% and in each case ending on the third consecutive Ratio Reporting Date thereafter on which the Dilution Ratio is less than or equal to the Dilution Benchmark Percentage plus 2%.

“DIP” means the senior secured superpriority debtor-in-possession credit agreement dated as of 13 April 2006 between, amongst others, Dana Corporation as debtor and debtor-in-possession, and Citigroup North America, Inc. as administrative agent.

“Dollar Equivalent” means, at any time in relation to an amount denominated in a currency other than U.S. Dollars, the U.S. Dollar equivalent of such amount determined by reference to the Spot Rate determined as of the most recent Exchange Rate Determination Date pursuant to Clause 2.16 (Conversion of currencies) of the Receivables Loan Agreement.

“DSO Trigger Period” means the period commencing on (i) during the first three months after the Closing Date, the second consecutive Ratio Reporting Date, and (ii) at all other times, the first Ratio Reporting Date (and if there has been any DSO Trigger Period prior to such Ratio Reporting Date, on the first Ratio Reporting Date after the end of such DSO Trigger Period) that the Days Sales Outstanding is calculated to be more than 79 days and ending on the third consecutive Ratio Reporting Date thereafter on which the Days Sales Outstanding is less than or equal to 79 days.

“Effective Redirection Percentage” means, as of any Ratio Reporting Date, the ratio (expressed as a percentage) computed by reference to the immediately preceding Calculation Period with respect to:

(a)	the Originators (other than an Italian Originator), by dividing (i) the aggregate amount of Collections and other amounts payable in respect of Receivables originated by such Originators that were paid by the Obligors into the New Collection Accounts (other than the New Italian Collection Accounts) during such Calculation Period, by (ii) the aggregate amount of Collections and other amounts payable in respect of Receivables originated by such Originators that were paid by the Obligors into the Collection Accounts (other than the New Italian Collection Accounts and the Existing Italian Collection Accounts) during such Calculation Period; and

(b)	the Italian Originators, by dividing (i) the aggregate amount of Collections and other amounts payable in respect of Receivables originated by such Italian Originators that were paid by the Obligors into the New Italian Collection Accounts during such Calculation Period, by (ii) the aggregate amount of Collections and other amounts payable in respect of Receivables originated by such Italian Originators that were paid by the Obligors into the New Italian Collection Accounts and the Existing Italian Collection Accounts during such Calculation Period.
“Effective Redirection Target Percentage” means, as of any Ratio Reporting Date with respect to which the immediately preceding Calculation Period was:
(a)	in the case of each German Originator:
(i)	the first or second Calculation Period falling after the Closing Date, 0%

(ii)	the third, fourth or fifth Calculation Period falling after the Closing Date, 20%;

(iii)	the sixth, seventh or eighth Calculation Period falling after the Closing Date, 75%; and

(iv)	the ninth Calculation Period falling after the Closing Date or any Calculation Period thereafter, 95%;
(b)	in the case of each Italian Originator:
(i)	the first or second Calculation Period falling after the Initial Effective Date, 0%;

(ii)	the third, fourth or fifth Calculation Period falling after the Initial Effective Date, 50%; and

(ii)	the sixth Calculation Period falling after the Initial Effective Date or any Calculation Period thereafter, 95%; and
(c)	in the case of an Originator other than a German Originator and an Italian Originator:
(i)	the first or second Calculation Period falling after the Initial Effective Date applicable to such Originator, 0%

(ii)	the third, fourth or fifth Calculation Period falling after the Initial Effective Date applicable to such Originator, 20%;

(iii)	the sixth, seventh or eighth Calculation Period falling after the Initial Effective Date applicable to such Originator, 75%; and

(iv)	the ninth Calculation Period falling after the Initial Effective Date applicable to such Originator or any Calculation Period thereafter, 95%;
provided, that solely for purposes of the definition of Effective Redirection Target Percentage, (i) in the case of the German Originator, the first Calculation Period shall be the first calendar month after the calendar month in which the Closing Date occurred; and (ii) in the case of an Originator other than a German Originator the first Calculation Period shall be the first calendar month after the calendar month in which the Initial Effective Date applicable to such Originator occurred, and each subsequent Calculation Period for purposes of this definition shall be determined accordingly.

“Eligible Account Bank” means
(a)	in the case of an Existing Collection Account, the bank or other financial institution set forth on Schedule 8 (Facility Accounts and Account Banks) as the account bank in respect of such Existing Collection Account as at the Closing Date, or

(b)	an entity (i) authorised to accept deposits in the relevant jurisdiction, (ii) unless the Administrative Agent consents in writing otherwise, which has, or whose direct or indirect parent undertaking has, unsecured and uncollateralised debt obligations rated at least A-1 by S&P and P-1 by Moody’s and (iii) has a combined capital and surplus of at least €100,000,000 (or the Euro Equivalent thereof).
“Eligible Assignee” means, with respect to any Lender, any Person (a) that is a Qualifying Lender at the time of the related assignment and that is an institutional investor who regularly engages in the ordinary course in the origination of, or participation in the primary syndication of, asset-backed and/or asset-based financings in the European and/or U.S. markets, and (b) any other Person that is a Qualifying Lender and that has been approved by the Servicer provided that no such Approval shall be required after the occurrence and during the continuance of a Facility Termination Event or Facility Suspension Event.

“Eligible Obligor” means any Obligor (a) that is a resident of an Approved Obligor Jurisdiction, (b) that is not an Official Body (other than any Official Body that is a body corporate created under public Law all or part of whose activities is commercial and which does not benefit from sovereign immunity) or an Affiliate of any Transaction Party, (c) that is not an individual, (d) that is not the subject of an Event of Bankruptcy, and (f) with respect to which not more than 50% of the aggregate Outstanding Balance of the Receivables owing by such Obligor are more than 90 days past their original due date.

“Eligible Receivable” means, at any time, any Receivable:
(a)	which has been originated by an Originator and validly sold by such Originator to a Purchaser pursuant to (and in accordance in all material respects with) an Originator Sale Agreement with the result that such Purchaser has good and marketable title thereto (together with the Collections and Related Security related thereto), free and clear of all Adverse Claims (other than Permitted Adverse Claims); and

(b)	which does not arise from the sale of any inventory (or other materials used to render or process the goods related to such Receivable) that is subject to an Adverse Claim (other than any Permitted Adverse Claim) covering the proceeds of such inventory, if such Adverse Claim would extend to such Receivable; and

(c)	the Obligor of which is an Eligible Obligor; and

(d)	which has been billed to the relevant Obligor and, according to the terms thereof and any Contract related thereto, is required to be paid in full (subject to any contractual rebate or discount) within 150 days from the original billing date therefore (provided, that, upon such Receivable becoming a Pool Receivable, the aggregate Outstanding Balance of all Pool Receivables which according to the terms thereof and any Contract related thereto are not required to be paid in full within 120 days from the original billing date therefore will not exceed an amount equal to 10% times the aggregate Outstanding Balance of all Eligible Receivables that are Pool Receivables at such time); and

(e)	which is denominated and payable only in an Approved Currency; and

(f)	which is not a Defaulted Receivable at such time; and

(g)
(i)   which arises pursuant to a Contract with respect to which the applicable Originator has performed all obligations required to be performed by it thereunder in order to have such Receivable become due and payable thereunder;

(ii)	which does not arise from a sale pursuant to which the applicable Obligor has the right to return the goods for which it has become obligated to pay in the event it is unable to sell such goods and in respect of which the applicable Originator is obligated to refund to such Obligor any amount in respect of such returned goods, and

(iii)	as to which the Originator is in compliance in all material respects with the terms of such Receivable or the related Contract; and
(h)	which, is not evidenced or otherwise payable by chattel paper, a promissory note, a bill of exchange or other instrument other than (A) a cheque (including those cheques falling into the definition of Spanish Draft Instrument), (B) in the case of a Receivable originated by a Spanish Originator (I) on or prior to the Bills of Exchange Redirection Date, a Spanish Draft Instrument, and (II)

after the Bills of Exchange Redirection Date, a Spanish Draft Instrument (except for those mentioned in subparagraph (A) above) which is made payable to the order of the Spanish Account SPV after the Bills of Exchange Redirection Date, and (C) in the case of a Receivable originated by a French Originator (I) on or prior to the Bills of Exchange Redirection Date, a French Bill of Exchange; and (II) after the Bills of Exchange Redirection Date, a French Bill of Exchange which is made payable to the order of the Borrower after the Bills of Exchange Redirection Date; and

(i)	which arises under a Contract that, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor, enforceable against such Obligor except as such enforcement against such Obligor may be limited by any applicable Insolvency Law or by general principles of law or equity (regardless of whether enforcement is sought in a proceeding in equity or at law), in each case, under all applicable Law, and is not subject to any litigation, dispute, offset, counterclaim or other defence other than unexpired volume or pricing discounts or rebates to which the Obligor thereon may be entitled; and

(j)	which, together with the Contract related thereto, does not contravene in any material respect any Laws applicable thereto (including Laws relating to truth in lending, cost of credit disclosure, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy); and

(k)	which satisfies in all material respects all applicable requirements of the applicable Originator’s Credit and Collection Policies; and

(l)	which was originated in the ordinary course of the applicable Originator’s business and represents the purchase price of goods or services sold by such Originator; and

(m)	the Obligor of which has been directed to make all payments (i) with respect to any Receivable originated on or prior to the Closing Date, to an Existing Collection Account or New Collection Account, in each case, with respect to which a valid and enforceable Account Security Agreement and, in the case of a New Spanish Collection Account, Spanish Account Agency Agreement is in effect, and (ii) with respect to any Receivable originated after the Closing Date to a New Collection Account with respect to which a valid and enforceable Account Security Agreement and, in the case of a New Spanish Collection Account, Spanish Account Agency Agreement is in effect; and

(n)	which has not been compromised, adjusted or modified for credit reasons nor is it subject to any downward adjustment for Tax, rebates or other reasons (including by the extension of time for payment or the granting of any discounts, allowances or credits); and

(o)	(i) the assignment of which (together with the Collections and Related Security related thereto) under the applicable Originator Sale greement to a Purchaser; and

(ii)	the grant of a charge, security interest or pledge in respect thereof (together with the Collections and Related Security related thereto) to the Administrative Agent, on behalf of the Secured Parties, pursuant to the Security Documents;
in each case, does not in any material respect violate, conflict with or contravene any applicable Laws or any contractual or other restriction, limitation or encumbrance (including any restriction or limitation under the related Contract) and does not require the consent of or notice to the applicable Obligor or any other Person other than such consents as have been obtained and notices that have been given (copies of which have been provided to the Administrative Agent); and

(p)	which, together with the Contract related thereto, has not been rewritten, varied, waived or extended or otherwise been re-invoiced and has not otherwise had its invoice date or due date changed; and

(q)	with respect to which all of the Borrower’s right, title and interest in such Receivable or any Borrower Receivables Interest in respect thereof, in each case, (together with the Related Security is subject to a first priority charge, security interest or pledge under all applicable Law in favour of the Administrative Agent, on behalf of the Secured Parties, free and clear of all Adverse Claims (other than Permitted Adverse Claims); and

(r)	which is governed by the Laws of the jurisdiction under which the related Originator is organised or by the Laws of another Approved Originator Jurisdiction subject to the receipt by the Administrative Agent of documentation or other evidence reasonably satisfactory to it that such Receivable will otherwise satisfy all of the other requirements for an Eligible Receivable under this definition; and

(s)	with respect to which there exists no prohibition or restriction (whether under the related Contract or applicable Law) on the disclosure of the related Contract or any other information relating to such Receivable or the related Obligor or with respect to which the consent of the related Obligor to such disclosure has been obtained (provided that on or prior to the date falling 8 weeks after the Closing Date this sub-clause (s) shall not apply to any Italian DPA Receivable to the extent the relevant Receivable would otherwise satisfy this sub-clause (s) but for the fact that the Italian Originator has not notified the applicable Obligor of the transfer of its personal information); and

(t)	(i) the Originator Sale Agreement under which such Receivable was sold to a Purchaser is in full force and effect;
(ii)	the Originator of such Receivable has not been terminated as a “Seller” under the relevant Originator Sale Agreement; and

(iii)	the Seller Termination Date has not occurred with respect to that Originator; and

(u)	which is subject to the applicable Originator’s Standard Terms and Conditions, unless the failure of such Receivable to be subject to such Standard Terms and Conditions would not reasonably be expected to have a Material Adverse Effect; and

(v)	which complies with such other reasonable criteria and reasonable requirements beginning six (6) Business Days from the date after receipt by the Servicer of written notice from the Administrative Agent setting forth such additional reasonable criteria and reasonable requirements following a detailed analysis of the Receivables and discussion with the Servicer; and

(w)	with respect to which sufficient information in relation to the Obligor of such Receivable must be capable of being disclosed to the Administrative Agent to enable it to collect such Receivable after the occurrence of a Facility Event (provided that on or prior to the date falling 8 weeks after the Closing Date this sub-clause (w) shall not apply to any Italian DPA Receivable); or

(x)	any other Receivable approved in writing by the Administrative Agent.
“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states of the European Union.

“English Process Agent” means, with respect to any Person, the Person (if any) identified on Schedule 1 (Address and Notice Information) as the “English Process Agent” for such Person.

“Equity Holder” means Structured Finance Management Corporate Services (Ireland) Limited.

“Equity Interests” of any Person means any and all shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“EU Insolvency Regulation” means the Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings.

“Euro” means the lawful currency of the Participating Member States.

“Euro Equivalent” means, at any time in relation to an amount denominated in a currency other than Euro, the Euro equivalent of such amount determined by reference to the Spot Rate determined as of the most recent Exchange Rate Determination Date pursuant to Clause 2.16 (Conversion of currencies) of the Receivables Loan Agreement.

“Eurocurrency Loan” has the meaning specified in Clause 2.12 (Illegality) of the Receivables Loan Agreement.

“Eurocurrency Rate” means, for any Loan for any Interest Period, the applicable FT Rate on the first Business Day of the calendar month in which the first day of such

Interest Period occurs. In the event that no FT Rate is available at such time for any reason, then the “Eurocurrency Rate” shall be the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the London interbank market at approximately 11:00 a.m., London time, on the date of such request by the Administrative Agent, for the offering of deposits in the currency of that Loan and for a period of one month.

“Eurocurrency Rate Reserve Percentage” means, for any Interest Period in respect of which Interest is computed by reference to the Eurocurrency Rate (a) in the case of a Loan denominated in U.S. Dollars, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the U.S. Federal Reserve System (or any successor) (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a term equal to such Interest Period and (b) with respect to a Loan denominated in any currency (other than U.S. Dollars), any applicable Statutory Reserves with respect to such currency.

“Event of Bankruptcy” means, with respect to any Person, the occurrence of any of the following:
(a)	such Person shall voluntarily commence any case, proceeding or other action, or present a petition or make an application under any Insolvency Law:
(i)	relating to bankruptcy, insolvency, court protection, reorganisation or relief of debtors, seeking to have an order for relief entered with respect to it or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganisation, arrangement, adjustment, winding-up, examination, liquidation, administration, administrative receivership, dissolution, court protection, composition, declaration or other similar relief with respect to it or any of its debts; or

(ii)	seeking the appointment of a liquidator, receiver, administrative receiver, examiner, security trustee, custodian, compulsory manager, administrator or other similar official for it or for all or any substantial part of its assets, other than in connection with the solvent liquidation or reorganisation of such Person so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to an Originator;
(b)	there shall be commenced, presented or made against such Person any case, proceeding or other action referred to in (a) above which is not dismissed by the relevant court, tribunal or authority within twenty-one (21) days after its commencement;
(c)	there shall be commenced against such Person any case, proceeding or other action seeking issuance of a warrant of attachment, sequestration, distress, expropriation, execution, distraint or similar process against all or any substantial part of its assets which is not dismissed within twenty-one (21) days after its commencement;

(d)	such Person ceasing or threatening to cease to carry on its business or stopping payment or threatening to stop payment of its debts or being, being deemed to be or becoming unable to pay its debts within the meaning of Clause 214 of the Irish Companies Act, 1963 as amended or Clause 2(3) of the Irish Companies Amendment Act, 1990, (or as the case may be, any analogous provision in any applicable jurisdiction, including section 123(1)(a), (b) or (c) of the Insolvency Act of 1986, as that section may be amended from time to time) or otherwise unable to pay its debts as they fall due or the value of its assets falling to less than the amount of its liabilities (taking into account for both these purposes its contingent and prospective liabilities) or such Person otherwise becoming insolvent;

(e)	in the case of the Borrower, the enforcement of any Adverse Claim (other than any Permitted Adverse Claim); or

(f)	a moratorium is declared in respect of any of its debt.
“Exchange Rate Determination Date” means (a) the last Business Day of each Calculation Period, (b) the Business Day immediately preceding each Reporting Date, (c) the date of the Daily Report in connection with which any Borrowing Request is delivered and (d) if a Facility Event has occurred and is continuing hereunder, any Business Day designated as such by the Administrative Agent in its sole discretion.

“Excluded Receivable” means (a) any Receivable that is a Restricted Receivable and with respect to which the related Obligor has refused to consent or has not consented to the assignment of such Restricted Receivable, (b) Receivables in respect of which the Obligor is an Affiliate of any Transaction Party, (c) any Receivable which is a qualifying asset under Section 110 of the Irish Taxes Consolidation Act 1997, (d) any Receivable in respect of which Collections are paid into bank accounts located in the U.S. or are otherwise administered by Dana Corporation or any of its Affiliates in the U.S., (e) any Receivable which is governed by the Laws of a jurisdiction other than the jurisdiction under which the related Originator is organised other than such a Receivable which satisfies the requirements of paragraph (r) of the definition of Eligible Receivable, (f) any Receivable of an Obligor whose customary practice is to prepay in full the principal amount of the Receivables owing by it and which is not reported as a Receivable in any Daily Report, (g) any Italian DPA Receivable that has not been assigned (or purported to have been assigned) pursuant to an Italian RPA and in respect of which the Italian Originator has not on or prior to the date falling 8 weeks after the Closing Date notified the applicable Obligor of the transfer of such Obligor’s personal information in accordance with applicable Law, (h) any Receivable created prior to the Closing Date, which is a Defaulted Receivable and against which the relevant Originator has fully and specifically provided on its balance sheet and financial statements, (i) any Receivable which is not denominated and payable in an Approved Currency and (j) unless otherwise agreed by the Performance Undertaking Provider and the Administrative Agent, any Receivable originated by an Italian Originator which is evidenced or otherwise payable by chattel paper, a promissory note, a bill of exchange or other instrument other than a cheque, wire transfer or similar method of payment.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any Transaction Party Obligation (a) income taxes imposed on (or measured by) its net income or franchise taxes imposed on (or measured by) its gross or net income by the jurisdiction under the laws of which such recipient is organised or in which its principal office is located, or the jurisdiction in which it is treated as resident for tax purposes or, in the case of any Lender, in which its applicable lending office is located, in each case including any political subdivision thereof, (b) any branch profits taxes imposed by any jurisdiction described in clause (a) above, (c) any Tax to the extent such Tax is attributable to the Administrative Agent’s or such Lender’s or other recipient’s failure to comply with Clause 2.15(e) (Indemnity for Taxes) of the Receivables Loan Agreement or any similar provision of any other Transaction Document, (d) with respect to any amount payable to the Administrative Agent or a Lender by the Borrower pursuant to this Agreement, any Tax to the extent such Tax would not have arisen had the Administrative Agent or Lender been or not ceased to be a Qualifying Lender as of the date on which such payment is to be made, other than as a result of Change in Law after the date on which the Administrative Agent or such Lender became a party hereto, or (e) any Tax to the extent such Tax would not have arisen had there been no assignment or transfer pursuant to Clause 10.3 (Assignability) of the Receivables Loan Agreement or change in the office or offices through which such Lender or the Administrative Agent performs its obligations under this Agreement, in each case, other than Tax arising as a result of Change in Law after the date on which either the assignment or transfer occurred or the date on which the Administrative Agent or such Lender changed the office or offices through which the Administrative Agent or such Lender performs its obligations under this Agreement (as applicable).

“Exercise Event” means with respect to (i) any Transaction Document, the occurrence of a Facility Termination Event or Facility Suspension Event, and (ii) any Originator Sale Agreement, in addition the occurrence of a Seller Termination Event or Seller Suspension Event under such Originator Sale Agreement.

“Existing Austrian Collection Account” means any account set forth on Schedule 8 (Facility Accounts and Account Banks) under the heading “Existing Austrian Collection Accounts”, as such Schedule may be amended from time to time in accordance herewith.

“Existing Belgian Collection Account” means any account set forth on Schedule 8 (Facility Accounts and Account Banks) under the heading “Existing Belgian Collection Accounts”, as such Schedule may be amended from time to time in accordance herewith.

“Existing Collection Accounts” means, as the context requires, all or any one of the Existing Austrian Collection Accounts, Existing Belgian Collection Accounts, Existing French Collection Accounts, Existing German Collection Accounts, Existing Italian Collection Accounts or Existing Spanish Collection Accounts.

“Existing French Collection Account” means any account set forth on Schedule 8 (Facility Accounts and Account Banks) under the heading “Existing French Collection Accounts”, as such Schedule may be amended from time to time in accordance herewith.

“Existing German Collection Account” means any account set forth on Schedule 8 (Facility Accounts and Account Banks) under the heading “Existing German Collection Accounts”, as such Schedule may be amended from time to time in accordance herewith.

“Existing Italian Collection Account” means any account set forth on Schedule 8 (Facility Accounts and Account Banks) under the heading “Existing Italian Collection Accounts”, as such Schedule may be amended from time to time in accordance herewith.

“Existing Spanish Collection Account” means any account set forth on Schedule 8 (Facility Accounts and Account Banks) hereto under the heading “Existing Spanish Collection Accounts”, as such Schedule may be amended from time to time in accordance herewith.

“Facility Account” means, as the context requires, all or any one of the Collection Accounts or the Borrower Operating Accounts.

“Facility Event” means a Facility Termination Event, Facility Suspension Event, Potential Facility Termination Event or Potential Facility Suspension Event.

“Facility Limit” means €170,000,000.

“Facility Party” means any Transaction Party other than the Spanish Account SPV and the Originators.

“Facility Suspension Event means each event or circumstance set out in Clause 7.1 (Facility Suspension Events) of the Receivables Loan Agreement.

“Facility Termination Date” means the earliest of (a) the Scheduled Commitment Facility Termination Date, (b) the date that the Facility Termination Date is declared or automatically occurs pursuant to Clause 7.2 (Facility Termination Events) of the Receivables Loan Agreement and (c) any date specified by the Performance Undertaking Provider on not less than five (5) Business Days prior written notice to the Administrative Agent and each Lender.

“Facility Termination Event” has the meaning specified in Clause 7.1 (Facility Termination Events) of the Receivables Loan Agreement.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight U.S. Federal funds transactions with members of the U.S. Federal Reserve

System arranged by U.S. Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the U.S. Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three U.S. Federal funds brokers of recognised standing selected by it.

“Fee Letters” means, collectively, the Administrative Agent Fee Letter, the Structuring Agent Fee Letter and each Lender Fee Letter.

“Fees” means the fees payable pursuant to any Fee Letter.

“Final Payout Date” means the date after the Facility Termination Date on which all the Transaction Party Obligations have been reduced to zero by payment in full in cash.

“Finance Charges” means, with respect to a Receivable, any finance, interest, late payment or similar charges owing by an Obligor in respect of such Receivable.

“Financial Support Direction” means a financial support direction issued by tPR under Section 43 of the Pensions Act.

“Fixed Charges” means, with respect to any period, the sum, determined on an aggregated basis (excluding discontinued operations) for the Dana European Entities, the Borrower and the Spanish Account SPV in accordance with Modified GAAP, of (a) Net Interest Expense, (b) principal payments on indebtedness for borrowed money other than principal repayments under (i) the Transaction Documents, (ii) any other revolving credit facility provided such repayments are capable of being redrawn and (iii) any intercompany Indebtedness, and (c) cash taxes paid relating to corporate or income tax for any Dana European Entity, the Borrower or the Spanish Account SPV.

“Fixed Charges Coverage Ratio” means, at any time, determined on an aggregated basis for the Dana European Entities, the Borrower and the Spanish Account SPV in accordance with Modified GAAP, the ratio of (a) Adjusted EBITDA for the period for twelve consecutive calendar months ending on, or most recently ended prior to, such time, minus Capital Expenditures for such period to (b) Fixed Charges for such period.

“Foreign Lender” shall mean any Lender that is organised under the laws of a jurisdiction other than that in which the Borrower is located.

“French Account Security Agreement” means any agreement designated as such in any French RPA.

“French Bill of Exchange” means, with respect to any Receivable originated by any French Originator, any lettre de change as defined by Clause L.511-1 of the French Commercial Code that has been issued in respect of such Receivable (which for purposes of this definition shall include any lettre de change relevé magnétique or virement commercial électronique) and payable to the order of the Borrower or, in the case of any such Receivable that was originated on or prior to the Bills of Exchange

Redirection Date, payable to the order of such French Originator and endorsed or otherwise redirected by the French Originator in favour of the Borrower.

“French Collection Account Bank” means any bank or other financial institution set forth on Schedule 8 (Facility Accounts and Account Banks) under the heading “French Collection Account Banks”, as such Schedule may be amended from time to time in accordance herewith.

“French Intermediate Transfer Agreement” means the French Intermediate Transfer Agreement, dated on or about the Initial French Effective Date, among the Intermediate Transferor and the Borrower.

“French Originators” means each entity designated as a “Seller” under a French RPA.

“French RPAs” means the receivables purchase agreements, dated on or about the Initial French Effective Date, between (i) Thermal Products France S.A.S. and the Intermediate Transferor and (ii) Spicer France S.A.R.L. and the Intermediate Transferor, and such additional French law receivables purchase agreements as may be entered into from time to time pursuant to Clause 10.12(b) (Limitation on the addition and termination of Originators) of the Receivables Loan Agreement, for so long as such agreements remain in full force and effect. “French RPA” means either of them.

“FT Rate” means, on any date, the rate published by the Financial Times (or any successor of it) as the preceding Business Day’s London Inter Bank Offer Rate for deposits in the currency of the relevant Loan and for a period of one month.

“Funding Percentage” in respect of each manufacturing plant of each Originator means the percentage agreed between the Performance Undertaking Provider and the Administrative Agent as the “Funding Percentage” set out in the form of Daily Report agreed between the Performance Undertaking Provider and the Administrative Agent, which percentage as at the Closing Date is as set out in the form of Daily Report attached as Exhibit A-1 (Form of Daily Report) to the Servicing Agreement.

“GAAP” means, with respect to any Person, generally accepted accounting principles applicable to such Person (including generally accepted accounting principles applicable to such Person by Law) or the consolidated group of which such Person is a member (as the context requires).

“GE” means GE Leveraged Loans Limited, in its individual capacity.

“German Account Security Agreement” means any agreement designated as such in any German RPA.

“German Collection Account Bank” means any bank or other financial institution set forth on Schedule 8 (Facility Accounts and Account Banks) under the heading “German Collection Account Banks”, as such Schedule may be amended from time to time in accordance herewith.

“German Originators” means each entity designated as a “Seller” under a German RPA.

“German RPAs” means the receivables purchase agreements, dated the Closing Date, between (i) Reinz Dichtungs GmbH and the Borrower and (ii) Spicer Gelenkwellenbau GmbH and the Borrower, and such additional German law receivables purchase agreements as may be entered into from time to time pursuant to Clause 10.12(b) (Limitation on the addition and termination of Originators) of the Receivables Loan Agreement, for so long as such agreements remain in full force and effect. “German RPA” means either of them.

“Guarantee” of or by any Person (the “guarantor”) means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness.

“HFM” means Hyperion Financial Management.

“Indebtedness” means any indebtedness for or in respect of (without duplication):
(a)	monies borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any Capitalised Lease Obligation;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of that derivative transaction, only the marked to market value as at the relevant date on which Indebtedness is calculated (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	any amount of any liability under an advance or deferred purchase agreement if (a) one of the primary reasons behind entering into the agreement is to raise finance or (b) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(i)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(j)	all payment obligations in respect of securitisations; and

(k)	the amount of any liability in respect of any Guarantee for any of the items referred to in paragraphs (a) to (j) above.
“Indemnified Amounts” has the meaning specified in Clause 9 (Indemnities by the Borrower) of the Receivables Loan Agreement.

“Indemnified Party” has the meaning specified in Clause 9 (Indemnities by the Borrower) of the Receivables Loan Agreement.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Effective Date” means:
(a)	in respect of the Austrian Originator, the Initial Austrian Effective Date;

(b)	in respect of the Belgian Originator, the Initial Belgian Effective Date;

(c)	in respect of the French Originator, the Initial French Effective Date;

(d)	in respect of the Italian Originator, the Initial Italian Effective Date;

(e)	in respect of the Spanish Originator, the Initial Spanish Effective Date;
“Initial Austrian Effective Date” means the date agreed by the Borrower, the Intermediate Transferor, the Austrian Originator, the Performance Undertaking Provider, the Administrative Agent provided that such agreed date shall be a date falling after the day upon which each of the conditions precedents set forth in Schedule 2 have been satisfied.

“Initial Belgian Effective Date” means the date agreed by the Borrower, the Belgian Originator, the Performance Undertaking Provider, the Administrative Agent provided that such agreed date shall be a date falling after the day upon which each of the conditions precedents set forth in Schedule 3 have been satisfied.

“Initial French Effective Date” means the date agreed by the Borrower, the Intermediate Transferor, the French Originators, the Performance Undertaking Provider, the Administrative Agent provided that such agreed date shall be a date falling after the day upon which each of the conditions precedents set forth in Schedule 4 have been satisfied.

“Initial Italian Effective Date” means the date agreed by the Borrower, the Intermediate Transferor, the Italian Originators, the Performance Undertaking Provider, the Administrative Agent provided that such agreed date shall be a date falling after the day upon which each of the conditions precedents set forth in Schedule 5 have been satisfied.

“Initial Spanish Effective Date” means the date agreed by the Borrower, the Spanish Originator, the Performance Undertaking Provider, the Administrative Agent provided that such agreed date shall be a date falling after the day upon which each of the conditions precedents set forth in Schedule 6 have been satisfied.

“Initial Ratio Period” means the period commencing on the Closing Date and ending on the fourth (4th) consecutive Ratio Reporting Date after the Closing Date.

“Insolvency Law” means any Law relating to bankruptcy, insolvency, administration, receivership, examination, administrative receivership, reorganisation, winding up or composition, moratorium or adjustment of debts or the rights of creditors generally (whether by way of voluntary arrangement or otherwise).

“Interest” means, for any Loan and any Interest Period, the sum of:
(a)	for each day during such Interest Period of the following:
plus
(b)	the Liquidation Fee, if any, for such Loan for such Interest Period where:
IR = the Interest Rate for such Loan for such day;

PB = the Principal Balance of such Loan on such day;

Y = (a) in the case of a Loan denominated in Sterling, 365 or 366, as applicable, and (b) in the case of any other Loan, 360 (or, in the event the practice of the relevant interbank market differs, in accordance with such market practice); and
provided, that no provision of the Receivables Loan Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by applicable Law; and provided further that Interest for any Loan shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Interest Period” means, with respect to any Loan (a) initially the period commencing on (and including) the applicable Borrowing Date and ending on (and excluding) the next succeeding Intra-Month Settlement Date and (b) thereafter, each successive period commencing on (but including) the last day of the immediately preceding Interest Period for such Loan and ending on (and excluding) the next succeeding Intra-Month Settlement Date for such Loan; provided, however, that:
(i)	any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day (provided, however, that if Interest in respect of such Interest Period is computed by reference to the Adjusted Eurocurrency Rate, and such Interest

Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Interest Period shall end on the next preceding Business Day);
(ii)	in the case of any Interest Period of one day (A) if such Interest Period is the initial Interest Period for a Loan, such Interest Period shall be the applicable Borrowing Date, (B) any subsequently occurring Interest Period which is one day shall, if the immediately preceding Interest Period is more than one day, be the last day of such immediately preceding Interest Period and, if the immediately preceding Interest Period is one day, be the day next following such immediately preceding Interest Period and (C) if such Interest Period occurs on a day immediately preceding a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day; and

(iii)	in the case of any Interest Period for any Loan which commences before the Facility Termination Date and would otherwise end on a date occurring after the Facility Termination Date, such Interest Period shall end on the Facility Termination Date and the duration of each Interest Period which commences on or after the Facility Termination Date shall be as selected by the applicable Lender.
“Interest Rate” means, with respect to any Loan for any day, the applicable Standard Rate; provided that, and notwithstanding anything herein to the contrary, at all times that a Facility Event has occurred and is continuing the Interest Rate for all Loans shall be an interest rate per annum equal to the Default Rate.

“Intermediate Transfer Agreements” means the Austrian Intermediate Transfer Agreement, the French Intermediate Transfer Agreement and the Italian Intermediate Transfer Agreement.

“Intermediate Transferor” means GE Factofrance SNC.

“Intra-Month Settlement Date” means Wednesday of each week, or if any such day is not a Business Day, the next following Business Day.

“Ireland” means the island of Ireland excluding Northern Ireland.

“Italian Account Security Agreement” means any agreement designated as such in any Italian RPA.

“Italian Civil Code” means the Italian Royal Decree (Region Decreto) no. 262, dated 16 March 1942.

“Italian Collection Account Bank” means any bank or other financial institution set forth on Schedule 8 (Facility Accounts and Account Banks) under the heading “Italian Collection Account Banks”, as such Schedule may be amended from time to time in accordance herewith.

“Italian DPA Receivable” means any Receivable originated by an Italian Originator in respect of which pursuant to the Italian Legislative Decree no. 196 dated 30 June

2003 and the Provvedimento of the Italian Data Protection Authority dated 18 January 2007 the Italian Originator is required to notify the Obligor of the transfer of such Obligor’s personal information to the Borrower.

“Italian Intermediate Transfer Agreement” means the Italian Intermediate Transfer Agreement, dated on or about the Initial Italian Effective Date, among the Intermediate Transferor and the Borrower.

“Italian Originators” means each entity designated as a “Seller” under an Italian RPA.

“Italian RPA” means the receivables purchase agreement, dated on or about the Initial Italian Effective Date, between Dana Italia S.p.A. and the Intermediate Transferor, and such additional Italian law receivables purchase agreements as may be entered into from time to time pursuant to Clause 10.12(b) (Limitation on the addition and termination of Originators) of the Receivables Loan Agreement, for so long as such agreements remain in full force and effect.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

“Legal Opinion” means any legal opinion delivered to the Administrative Agent under Clause 3.1 (Conditions precedent to initial borrowing) of the Receivables Loan Agreement.

“Legal Reservations” means:
(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.
“Lender Fee Letter” has the meaning specified in Clause 2.4(b) (Interest and Fees) of the Receivables Loan Agreement.

“Lenders” means, collectively, the Persons identified as “Lenders” on Schedule 1 (Commitments) of the Receivables Loan Agreement as amended from time to time.

“Liquidation Fee” means for any Interest Period for which Interest is computed by reference to the Eurocurrency Rate and a reduction of the Principal Balance of the relevant Loan is made for any reason, in each case, on any day other than the last day of such Interest Period, the amount, if any, by which (a) the additional Interest (calculated without taking into account any Applicable Margin or any Liquidation Fee or any shortened duration of such Interest Period) which would have accrued during such Interest Period on the reductions of Principal Balance of the Loan relating to such Interest Period had such reductions not occurred, exceeds (b) the income, if any, received by the Lender which holds such Loan from the investment of the proceeds of such reductions of Principal Balance. A certificate as to the amount of any Liquidation Fee (including the computation of such amount) shall be submitted by the affected Lender to the Borrower and shall be conclusive and binding for all purposes, absent manifest error.

“Loan” means a loan made to the Borrower pursuant to Clause 2 (Amounts and Terms of the Loans) of the Receivables Loan Agreement.

“Local Currency” means any Approved Currency other than Euro.

“Mandatory Costs Rate” has the meaning specified in Schedule 3 (Mandatory Cost Rate) of the Receivables Loan Agreement.

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect, individually or in the aggregate with other events or circumstances, on: (a) the business, financial condition, operations or assets of the Dana European Entities taken as a whole; (b) the ability of any Transaction Party to perform any of its material obligations under any Transaction Document to which it is a party; (c) the status, existence, perfection or priority of the rights, title and interest of the Borrower, the Intermediate Transferor, the Spanish Account SPV or any Secured Party in and to the Pool Receivables, Collections or Related Security related thereto or any Facility Account or any other Collateral; or (d) the validity, enforceability or collectibility (if applicable) of all or any material portion of the Pool Receivables, Collections or Related Security related thereto or any other Collateral.

“Material Indebtedness” means Indebtedness (other than the Loans or other Indebtedness arising pursuant to and contemplated by the Transaction Documents and intercompany indebtedness) of any one or more of the Dana European Entities, other than any Transaction SPV, in an aggregate principal amount exceeding €5,000,000 and, with respect to any Transaction SPV, in an aggregate principal amount exceeding €10,000.

“Material Subsidiary” means, with respect to any Person (herein referred to as the “parent”), any corporation, limited company, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 95% of the equity or more than 95% of the ordinary voting power or more than 95% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, controlled or held and (b) that is, at the time any determination is made, otherwise controlled (as defined in the definition of Affiliate), in each case of clauses (a) and (b), by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

“Maturity Date” means the earlier of (a) the first Settlement Date that occurs six months after the Facility Termination Date, and (b) the date on which the Loans become due and payable pursuant to Clause 7.3 (Acceleration of maturity) of the Receivables Loan Agreement.

“Maximum Aggregate Principal Balance” means at any time any amount equal to the lesser of (a) the Facility Limit, and (b)(i) the sum of the Net Eligible Funding Balance, multiplied by (ii) the Applicable MAPB Percentage, less (iii) the Covenant Correction Amount.

“Modified GAAP” means GAAP as modified for the simple aggregation of balances among the Borrower, the Spanish Account SPV, and the Dana European Entities.

“Monthly Ratio Report” means a report in the Agreed Form setting out the calculations of the Dilution Ratio and Days Sales Outstanding duly completed and furnished by the Servicer pursuant to Clause 2.3 (Reporting requirements) of the Servicing Agreement and containing the certification of the Servicer.

“Monthly Settlement Date” means the second Business Day of each calendar month.

“Moody’s” means Moody’s Investors Service, Inc.

“moral hazard notice” means any of (a) a “warning notice” for the purposes of Section 96(2) of the Pensions Act or (b) a “determination notice” for the purposes of Sections 96(2) or 98(2) of the Pensions Act, in respect of a proposal to issue a Contribution Notice or Financial Support Direction for the purposes of Part 1 of the Pensions Act.

“Net Eligible Funding Balance” means at any time an amount equal to the aggregate of each Net Individual Plant Funding Balance.

“Net Eligible Receivables Balance” means at any time an amount equal to (a) the aggregate Outstanding Balance of Pool Receivables that qualify as Eligible Receivables at such time, minus (b) the aggregate amount for all Obligors by which the Outstanding Balance of all of the Pool Receivables that qualify as Eligible Receivables of each Obligor ((treating each Obligor and its Affiliates as if they were a single Obligor) exceeds the Concentration Limit for such Obligor at such time, minus (c) unapplied cash Collections of the Receivables (in Euro or the Euro Equivalent) at such time, minus (d) the Euro Equivalent of the Non-Effective Redirection Amount at such time, minus (e) the Set-Off Reduction at such time, minus (f) the other specific reserves that are to be applied to the determination of the Net Eligible Receivables Balance as set out in the form of Daily Report agreed between the Performance Undertaking Provider and the Administrative Agent, which as at the Closing Date is substantially in the form attached as Exhibit A-1 (Form of Daily Report) to the Servicing Agreement.

“Net Income” means the aggregate earnings of the Dana European Entities, the Borrower and the Spanish Account SPV as determined in accordance with Modified GAAP.

“Net Individual Plant Funding Balance” means at any time for each manufacturing plant of each Originator, the Net Eligible Receivables Balance (calculated on a manufacturing plant by manufacturing plant basis) of the Pool Receivables that qualify as Eligible Receivables at such time that have been generated by that manufacturing plant multiplied by the Funding Percentage applicable to the Receivables that have been generated by such manufacturing plant.

“Net Interest Expense” means, determined in accordance with Modified GAAP, (a) the aggregate third party interest expense (calculated on an annualised basis where necessary) of the Dana European Entities, the Borrower and the Spanish Account SPV minus (b) the aggregate third party interest income (calculated on an annualised basis where necessary) of the Dana European Entities, the Borrower and the Spanish Account SPV.

“New Austrian Collection Account” means any account set forth on Schedule 8 (Facility Accounts and Account Banks) under the heading “New Austrian Collection Accounts”, as such Schedule may be amended from time to time in accordance herewith.

“New Belgian Collection Account” means any account set forth on Schedule 8 (Facility Accounts and Account Banks) under the heading “New Belgian Collection Accounts”, as such Schedule may be amended from time to time in accordance herewith.

“New Collection Accounts” means, as the context requires, all or any one of the New Austrian Collection Accounts, New Belgian Collection Accounts, New French Collection Accounts, New German Collection Accounts, New Italian Collection Accounts or New Spanish Collection Accounts.

“New French Collection Account” means any account set forth on Schedule 8 (Facility Accounts and Account Banks) under the heading “New French Collection Accounts”, as such Schedule may be amended from time to time in accordance herewith.

“New German Collection Account” means any account set forth on Schedule 8 (Facility Accounts and Account Banks) under the heading “New German Collection Accounts”, as such Schedule may be amended from time to time herewith.

“New Italian Collection Account” means any account set forth on Schedule 8 (Facility Accounts and Account Banks) under the heading “New Italian Collection Accounts”, as such Schedule may be amended from time to time in accordance herewith.

“New Spanish Collection Account” means any account set forth on Schedule 8 (Facility Accounts and Account Banks) under the heading “New Spanish Collection Accounts”, as such Schedule may be amended from time to time in accordance herewith.

“Non-Effective Redirection Amount” means, as of any Ratio Reporting Date and continuing until (but not including) the next Ratio Reporting Date, an amount equal to the product of (a) the Effective Redirection Target Percentage applicable to such earlier Ratio Reporting Date minus the Effective Redirection Percentage as of such earlier Ratio Reporting Date (provided that such percentage shall not be less than zero), times (b) the aggregate Outstanding Balance (as of the last day of such Calculation Period) of Pool Receivables.

“Obligations” means, collectively, all covenants, agreements, terms, conditions, deemed collection undertakings, indemnities and other obligations of whatever nature to be performed and observed by each Performance Party under the Transaction Documents to which it is a party, whether monetary or non-monetary.

“Obligor” means, with respect to any Receivable, each Person obligated to make payments in respect of such Receivable pursuant to a Contract.

“Official Body” means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, or any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, or any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles.

“Organic Documents” of any Person means its memorandum and articles of association, articles or certificate of incorporation and by laws, limited liability agreement, partnership agreement or other comparable charter or organisational documents as amended from time to time.

“Originators” means any of the Austrian Originators, the Belgian Originators, the French Originators, the German Originators, the Italian Originators and the Spanish Originators.

“Originator Sale Agreement” means any of the Austrian RPAs, the Belgian RPAs, the French RPAs, the German RPAs, the Italian RPAs or the Spanish RPAs.

“Other Permitted Deposits” means, with respect to any Existing Collection Account, any deposit made to such account in respect of amounts payable to the related Originator, in each case, where (i) such deposit is made prior to the day falling 90 days after the Closing Date, and (ii) the payor of such amount was instructed to deposit such payment to such Existing Collection Account, or the relevant arrangements for such payment to be deposited in such Existing Collection Account was established, prior to the Closing Date. It is understood and agreed that the relevant Originators will take reasonable steps to ensure that any such payor is instructed to make payments to a non-Facility Account (including by modifying any such arrangements) as soon as possible after the Closing Date.

“Other Permitted Payments” means, with respect to any Existing Collection Account, any payment or debit from such Existing Collection Account in respect of an amount payable by the related Originator that was made (which for purposes of payments by cheque means the date on which the cheque was written) prior to the date falling 90 days after the Closing Date (with respect to any payment made by cheque, regardless of when such cheque is presented to the relevant bank or financial institution for payment). It is understood and agreed that the relevant Originators will take reasonable steps to ensure that any such payment or debit is made from a non-Facility Account as soon as possible after the Closing Date.

“Outstanding Balance” means, with respect to any Receivable at any time, the then outstanding principal amount thereof (in Euro or the Euro Equivalent), excluding any Finance Charges related thereto.

“Participant” has the meaning specified in Clause 10.3(e) (Participations) of the Receivables Loan Agreement.

“Participating Member States” means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Pensions Act” means the United Kingdom Pensions Act 2004.

“Performance Undertaking” means the Performance and Indemnity Deed, dated the Closing Date, issued by the Performance Undertaking Provider in favour of, among others, the Borrower, the Administrative Agent and the Secured Parties.

“Performance Undertaking Provider” means Dana International Luxembourg SARL.

“Performance Parties” means (i) each of the Originators, (ii) each of the Servicer Parties that is an Affiliate or direct or indirect Subsidiary of the Performance Undertaking Provider, (iii) the Spanish Account SPV and (iv) the Subordinated Lender, in each case, in any capacity in which it is a party to any Transaction Document.

“Permitted Acquisition” means an acquisition on an arm’s length basis of (A) all or any part of the Equity Interests of a person or (B) a business or undertaking carried on as a going concern, but only if:
(a)	no Facility Event is continuing on the closing date for the acquisition or would occur as a result of the acquisition; and

(b)	the consideration (including associated costs and expenses) for the acquisition (when aggregated with the consideration (including associated costs and expenses) for any other Permitted Acquisition (the “Total Purchase Price”) together with the amount of any Joint Venture Investment in respect of Permitted Joint Ventures in that rolling twelve (12) month period), in each case paid or otherwise contributed by the Dana European Legal Group, does not in any rolling twelve (12) month period exceed €5,000,000 (or equivalent currency).
“Permitted Adverse Claim” means any Adverse Claim (a) created under the Security Documents or the other Transaction Documents, (b) in respect of taxes, assessments or other governmental charges or levies not yet due and payable or, in the case of any Transaction Party (other than a Transaction SPV), the validity of which are being contested by such Transaction Party in good faith by appropriate proceedings and with respect to which appropriate reserves have been established in conformity with GAAP by such Transaction Party, (c) in respect of any Receivable which will be released on, or prior to the sale or transfer (or purported sale or transfer) of such Receivable under an Originator Sale Agreement, and (d) with respect to any Facility Account, any Adverse Claim of the bank or other financial institution at which such Facility Account is maintained and that arose in the ordinary course of business between the relevant account holder and such bank or other financial institution.
“Permitted Disposal” means any disposal which (except in the case of paragraph (b)) is on arm’s length terms:
(a)	of trading stock or cash made by any Dana European Entity in the ordinary course of trading of the disposing Person;

(b)	of any asset by a member of the Dana European Legal Group to a member of the Dana European Legal Group;

(c)	of any asset by a Dana European Entity to a member of the Dana European Legal Group;

(d)	of assets in exchange for other assets comparable or superior as to type, value or quality, provided that if the Performance Undertaking Provider has disposed of any Equity Interests of any Dana European Entity that it holds in exchange for cash, the Performance Undertaking Provider shall not make any Permitted Transaction Payment in respect of such cash to any Person other than a Dana European Entity to the extent that the sum of the aggregate principal amount of all Permitted Transaction Payments to any Person other than a Dana European Entity plus the aggregate principal amount of all loans made by the Performance Undertaking Provider or any Dana European Entity to the Performance Undertaking Provider or any of its Affiliates who are not members of the Dana European Legal Group plus the aggregate amount of all dividends made by a Dana European Entity to its direct parent company who is either the Performance Undertaking Provider or not a Dana European Entity (other than those dividends described in paragraph (b) of the definition of Permitted Distributions) plus the aggregate amount of all dividends described under paragraph (b)(ii) of the definition of Permitted Distributions shall not in any financial year of the Performance Undertaking Provider exceed the greater of (A) €10,000,000 (or the equivalent in any other currency) and (B) 90% of the aggregate distributable earnings of the Dana European Entities generated on or after 1 January 2007;

(e)	of obsolete, worn-out or redundant assets or property for cash;

(f)	sales for cash of assets or property no longer used or useful;

(g)	sales, transfers or other dispositions of assets in connection with the Tooling Programme;

(h)	any sale, lease, transfer or other disposition made in connection with any investment in any member of the Dana European Legal Group;

(i)	licences, sublicences or similar transactions of intellectual property in the ordinary course of business and the abandonment of intellectual property deemed no longer useful;

(j)	equity issuances by any Dana European Entity to a member of the Dana European Legal Group;

(k)	transfers of receivables and receivables related assets or any interest therein pursuant to the Transaction Documents and the transactions contemplated thereby;

(l)	of cash equivalents for cash or in exchange for other cash equivalents;

(m)	arising as a result of any Permitted Encumbrances or Permitted Transactions;

(n)	described on Schedule 10 (Permitted Disposals) hereto;

(o)	not otherwise permitted by the preceding paragraphs provided that the aggregate book value of all assets disposed of in reliance on this paragraph shall not exceed €10,000,000 (or equivalent currency) in any financial year of the Performance Undertaking Provider; and

(p)	which has been approved in writing by the Administrative Agent.
“Permitted Distributions” means:
(a)	the making of a dividend to its direct parent company who is a Dana European Entity (excluding the Performance Undertaking Provider);

(b)	the making of a dividend (other than in respect of a dividend or distribution received directly or indirectly from a Person that is not a Dana European Entity and from whom that dividend or distribution initially originated) to its direct parent company who is not a Dana European Entity provided that such direct parent company shall promptly (and in any event within five (5) Business Days) make a dividend in respect of the dividend which it received to its own direct parent company who is (i) a Dana European Entity (other than the Performance Undertaking Provider) or (ii) subject to the proviso in the last paragraph of this definition, the Performance Undertaking Provider;

(c)	subject to the proviso in the last paragraph of this definition, the making of a dividend to its direct parent company who is either the Performance Undertaking Provider or not a Dana European Entity;

(d)	the payment of royalties and management fees in the manner, at the times and calculated on a comparable basis consistent with such Dana European Entity’s past business practices;

(e)	the making of a dividend or other distribution as described in Schedule 11 (Repatriation Plan);

(f)	the making of a dividend or distribution as part of a Permitted Transaction;

(g)	the making of a dividend to its direct parent company who is either the Performance Undertaking Provider or not a Dana European Entity in respect of dividends or distributions received directly or indirectly from a Person that is not a Dana European Entity and from whom that dividend or distribution initially originated; and

(h)	the making of a dividend which has been approved in writing by the Administrative Agent, provided that the aggregate principal amount of distributions described under paragraphs (b)(ii) and (c) of this definition shall not exceed 90% of the aggregate distributable earnings of the Dana European Entities and (ii) the sum of the aggregate principal amount of such distributions plus the aggregate principal amount of all loans made by the Performance Undertaking Provider or any Dana European Entity to the Performance Undertaking Provider or its Affiliates who are not members of the Dana European Legal Group plus the aggregate amount of any Permitted Transaction Payments made to any Person other than a Dana European Entity does not exceed in any financial year of the Performance Undertaking Provider the greater of (A) €10,000,000 (or equivalent currency) and (B) 90% of the aggregate distributable earnings of the Dana European Entities generated on or after 1 January 2007

“Permitted Encumbrance” means:
(a)	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any Dana European Entity;

(b)	any netting or set-off arrangement entered into by any Dana European Entity in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of the Dana European Entities;

(c)	any Adverse Claim over or affecting any asset acquired by a Dana European Entity after the Closing Date if:
(i)	the Adverse Claim was not created in contemplation of the acquisition of that asset by a Dana European Entity;

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a Dana European Entity; and

(iii)	the Adverse Claim is removed or discharged within three (3) months of the date of acquisition of such asset;
(d)	any Adverse Claim over or affecting any asset of any company which becomes a Dana European Entity after the Closing Date, where the Adverse Claim is created prior to the date on which that company becomes a member of the Group if:
(i)	the Adverse Claim was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)	the Adverse Claim is removed or discharged within three (3) months of that company becoming a Dana European Entity;
(e)	any Adverse Claim arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a Dana European Entity in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any Dana European Entity;

(f)	any Adverse Claim arising as a result of a disposal which is a Permitted Disposal;

(g)	any Adverse Claim in respect of Indebtedness permitted pursuant to paragraph (j) of the definition of Permitted Indebtedness;

(h)	any Adverse Claim existing as at the Closing Date in respect of Indebtedness permitted pursuant to paragraph (b) of the definition of Permitted Indebtedness and listed on Schedule 12 (Permitted Indebtedness); and

(i)	any Adverse Claim which has been approved in writing by the Administrative Agent.
“Permitted Guarantee” means:
(a)	the endorsement of negotiable instruments in the ordinary course of trade;

(b)	any performance or similar bond guaranteeing performance by a Dana European Entity under any contract entered into in the ordinary course of trade;

(c)	any guarantee constituting Permitted Indebtedness (except under paragraph (c) of that definition);

(d)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (b) of the definition of Permitted Encumbrance; and

(e)	any guarantee which has been approved in writing by the Administrative Agent.
“Permitted Indebtedness” means Indebtedness:
(a)	arising under any of the Transaction Documents;

(b)	in existence or committed at the Closing Date and listed on Schedule 12 (Permitted Indebtedness) hereto including any replacement or successor Indebtedness in an amount not exceeding the principal or committed amount of the original Indebtedness;

(c)	arising under or in respect of a Permitted Loan or a Permitted Guarantee or an investment in a member of the Dana European Legal Group;

(d)	in respect of letter of credit facilities to be made available to the Dana European Entities in an aggregate face amount not to exceed €30,000,000 (or equivalent currency);

(e)	arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of trade or in respect of Borrowings made in Approved Currencies, but not a foreign exchange transaction for investment or speculative purposes;

(f)	arising from the honouring by a bank or other financial institution of a cheque, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of incurrence thereof;

(g)	of a person existing at the time such person is acquired by or merged with or into or consolidated with any Dana European Entity or is assumed in connection with the acquisition of assets from such person, but not incurred or increased or its maturity date extended in contemplation thereof, or since that acquisition and outstanding only for a period of three (3) months following the date of acquisition;

(h)	constituting trade payables and incurred in the ordinary course of business (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services);

(i)	payables owing to suppliers in connection with the Tooling Programme;

(j)	which is secured, including under finance or capital leases, in an aggregate principal amount at any time not to exceed €50,000,000 (or equivalent currency);

(k)	which is unsecured, not permitted by the preceding paragraphs and is in an aggregate principal amount at any time not to exceed €40,000,000 (or equivalent currency);

(l)	not permitted by the preceding paragraphs provided that prior to incurring, or concurrently with the incurrence of, any such Indebtedness the Performance Undertaking Provider shall deliver to the Administrative Agent a certificate signed by a Responsible Officer of the Performance Undertaking Provider with calculations showing in reasonable detail that the Performance Undertaking Provider will remain in compliance with its obligations under Clause 10.3 (Financial covenant) of the Performance Undertaking if the covenant tests were to be calculated on the basis of projections for the relevant period ending on the first Testing Date to occur twelve (12) months after the date of such calculation incorporating the contemplated Indebtedness therein on a pro forma basis and as if such Indebtedness had been incurred at the start of the relevant period;

(m)	arising under an overdraft facility granted by a bank or other financial institution in the ordinary course of business, provided that such Indebtedness is extinguished by close of business on the same Business Day on which it arose; and

(n)	which has been approved in writing by the Administrative Agent, provided that Permitted Indebtedness of a Transaction Party shall not include any Indebtedness owing to any Collection Account Bank other than fees and other transactional expenses incurred in connection with the operation of the Facility Accounts maintained with that Collection Account Bank and any Indebtedness constituting Permitted Indebtedness under paragraph (m) of this definition except where the Administrative Agent has received a waiver (in form and substance satisfactory to the Administrative Agent) from the relevant Collection Account Bank in respect of any banker’s lien or other right of set-off over the relevant Facility Accounts.

“Permitted Investments” means, with respect to any Borrower Operating Account, any of the following investments denominated and payable solely in the Approved Currency for which such Borrower Operating Account is maintained: (a) readily marketable debt securities issued by, or the full and timely payment of which is guaranteed by the full faith and credit of, the central government of any Approved Originator Jurisdiction, (b) insured demand deposits, time deposits and certificates of deposit of any Eligible Account Bank that is organised under the laws of an Approved Originator Jurisdiction, (c) repurchase obligations with a term of not more than 45 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above, (d) money market funds rated in the highest ratings category by each of Moody’s and S&P (which rating, in the case of S&P, shall be AAAm or AAAmg and shall not have the “r” symbol attached to such rating and, in the case of Moody’s “P-1” or “Aaa” and “MR1+”), (e) commercial paper of any corporation incorporated under the laws of an Approved Originator Jurisdiction or any political subdivision thereof, provided that such commercial paper is rated at least A-1 (and without any “r” symbol attached to any such rating) by S&P and at least Prime-1 by Moody’s, and (f) cash; provided that in each case such investments shall be a qualifying asset within the meaning of Section 110 of the Irish Taxes Consolidation Act 1997.

“Permitted Joint Venture” means any investment in any Joint Venture where in any rolling twelve (12) month period the aggregate (“Joint Venture Investment”) of all amounts subscribed for shares in, or invested in all such Joint Ventures by any Dana European Entity in respect of such investment when aggregated with the Total Purchase Price in respect of Permitted Acquisitions in that rolling twelve (12) month period permitted pursuant to paragraph (c) of the definition of Permitted Acquisition, in each case paid or otherwise contributed by the Dana European Legal Group, does not exceed €5,000,000 (or equivalent currency).

“Permitted Loans” means:
(a)	any trade credit extended to customers on normal commercial terms and in the ordinary course of its trading activities;

(b)	any loan constituting Permitted Indebtedness (except under paragraph (c) of that definition);

(c)	any loan to a member of the Dana European Legal Group (excluding the Performance Undertaking Provider);

(d)	any loan to the Performance Undertaking Provider or any of its Affiliates who are not members of the Dana European Legal Group provided that (i) the aggregate principal amount of such loans shall not exceed €10,000,000 (or the equivalent in any other currency) in any financial year of the Performance Undertaking Provider and (ii) the sum of the aggregate principal amount of such loans plus the aggregate amount of all dividends made by a Dana European Entity to its direct parent company who is either the Performance Undertaking Provider or not a Dana European Entity (other than those dividends described in paragraph (b) of the definition of Permitted Distributions) plus the aggregate amount of all dividends described under paragraph (b)(ii) of the definition of Permitted Distributions plus the aggregate amount of any Permitted Transaction Payments made to a Person other than a Dana European Entity does not exceed in any financial year of the Performance Undertaking Provider the greater of (A) €10,000,000 (or the equivalent in any other currency) and (B) 90% of the aggregate distributable earnings of the Dana European Entities generated on or after 1 January 2007.

(e)	a loan to an employee or director of any Dana European Entity provided that the aggregate amount of all such loans shall not exceed €1,000,000 (or equivalent currency) from time to time;

(f)	loans described on Schedule 13 (Permitted Loans) hereto;

(g)	Permitted Guarantees;

(h)	any loan arising under the Intra-Group Consolidated Payment System Agreement dated 27 October 2003 between Dana Corporation, Echlin Europe Limited, Dana SAS, Dana Automocion S.A., Dana Europe Holding B.V., Dana Italia S.p.A. and others provided that the aggregate of all such loans shall not exceed €12,000,000 (or equivalent currency) from time to time;

(i)	any loan to a Spanish Originator (whilst such Spanish Originator is not a member of the Dana European Legal Group) extended for working capital purposes in the ordinary course of its trading activities and for capital expenditures budgeted for in the latest annual budget of the relevant Spanish Originator provided to the Administrative Agent, provided that any such loans extended for the purposes of capital expenditure shall not exceed an aggregate principal amount of €8,000,000 (or equivalent currency) per annum;

(j)	other loans or guarantees not exceeding an aggregate principal amount of €1,000,000 (or equivalent currency) from time to time; and

(k)	loans, guarantees and the granting of credit which have been approved in writing by the Administrative Agent.

“Permitted Transaction” means:
(a)	a Permitted Acquisition;

(b)	a Permitted Joint Venture;

(c)	the solvent liquidation or reorganisation of any member of the Dana European Legal Group which is not a Transaction Party so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Dana European Legal Group, provided that the sum of the aggregate amount of any Permitted Transaction Payments made by the Performance Undertaking Provider to any Person other than a Dana European Entity plus the aggregate principal amount of all loans made by the Performance Undertaking Provider or any Dana European Entity to the Performance Undertaking Provider or any of its Affiliates who are not members of the Dana European Legal Group plus the aggregate amount of all dividends made by a Dana European Entity to its direct parent company who is either the Performance Undertaking provider or not a Dana European Entity (other than those dividends described in paragraph (b) of the definition of Permitted Distributions) plus the aggregate amount of all dividends described under paragraph (b)(ii) of the definition of Permitted Distributions shall not exceed in any financial year of the Performance Undertaking Provider the greater of (A) €10,000,000 (or the equivalent in any other currency) and (B) 90% of the aggregate distributable earnings of the Dana European Entities generated on or after 1 January 2007;

(d)	any transaction, investment or acquisition described on Schedule 14 (Permitted Transactions) hereto; and

(e)	any transaction which has been approved in writing by the Administrative Agent.
“Permitted Transaction Payment” means any payment, distribution (by way of dividend or otherwise) or other application by the Performance Undertaking Provider of (a) any proceeds distributed to the Performance Undertaking Provider from a solvent liquidation or reorganisation of any member of the Dana European Legal Group which is not a Transaction Party, and (b) any cash received by the Performance Undertaking Provider in exchange for the disposal of any Equity Interest that it holds in any Dana European Entity.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture, Official Body or any other entity.

“Pool Receivable” means any Receivable (i) which has been sold and/or otherwise assigned (or purported to be sold) and or otherwise assigned) by an Originator to a Purchaser pursuant to an Originator Sale Agreement, and (ii) if such Purchaser is other than the Borrower, which has been sold or otherwise transferred by such Purchaser to the Borrower, or in which such Purchaser has granted or otherwise sold a Borrower Receivables Interest to the Borrower, in each case, pursuant to an Intermediate Transfer Agreement.

“Portfolio Report” means any Daily Report.

“Potential Facility Suspension Event” means an event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Transaction Documents or any combination of the foregoing) be a Facility Suspension Event.

“Potential Facility Termination Event” means an event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Transaction Documents or any combination of the foregoing) be a Facility Termination Event.

“Potential Seller Suspension Event” means an event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Transaction Documents or any combination of the foregoing) be a Seller Suspension Event.

“Potential Seller Termination Event” means an event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Transaction Documents or any combination of the foregoing) be a Seller Termination Event.

“Potential Servicer Default” means an event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Transaction Documents or any combination of the foregoing) be a Servicer Default.

“Principal Balance” means, with respect to any Loan, the principal amount outstanding of such Loan made hereunder, as such amount may be consolidated with the principal amount of any other Loan in accordance with Clause 2.10 (Consolidation), in each case as reduced from time to time by amount paid to the applicable Lender(s) holding such Loan pursuant to Clause 2.6 (Application of Collections prior to Facility Termination Date) or Clause 2.7 (Application of Collections after Facility Termination Date) of the Receivables Loan Agreement, as applicable, on account of the Principal Balance of such Loan; provided that if such Principal Balance shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Principal Balance shall be increased by the amount of such rescinded or returned distribution, as though it had not been received by such Lender(s).

“Pro Rata Share” means, with respect to any Lender (a) the Commitment of such Lender, divided by the sum of the Commitments of all Lenders and (b) after the Commitments of all the Lenders have been terminated, the outstanding principal amount (in Euro or the Euro Equivalent) of the Loans funded by such Lender, divided by the outstanding principal amount (in Euro or the Euro Equivalent) of the Loans funded by all the Lenders.

“Purchaser” means the Borrower or the Intermediate Transferor.

“Qualifying Lender” means any Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Transaction Document and is:
(a)	which is licensed, pursuant to Clause 9 of the Irish Central Bank Act, 1971, to carry on banking business in Ireland and whose facility office is located in Ireland and which is carrying on a bona fide banking business in Ireland for the purposes of Clause 246(3) of the Irish Taxes Consolidation Act, 1997; or

(b)	which is an authorised credit institution under the terms of the European Union Consolidation Directive (formerly the First European Union Banking Co-Ordination Directive and the Second European Union Banking Co-Ordination Directive) and has duly established a branch in Ireland or has made all necessary notifications to its home state competent authorities required thereunder in relation to its intention to carry on banking business in Ireland and such financial institution is recognised by the Revenue Commissioners in Ireland as carrying on a bona fide banking business in Ireland for the purposes of Clause 246(3) of the Irish Taxes Consolidation Act, 1997 and has its facility office located in Ireland; or

(c)	which is a Person resident in and under the laws of a country with which Ireland has a double taxation treaty or resident in a member state of the European Communities (other than Ireland) (provided, that such Lender does not provide its commitment through a branch or agency in Ireland), including a corporation incorporated in the U.S. and subject to U.S. tax on its worldwide income and a U.S. limited liability company (provided the ultimate recipients of the interest through the limited liability company are persons resident in a member state of the European Union (other than Ireland) or resident in a country with which Ireland has a double taxation treaty and the business is conducted through the limited liability company for market reasons rather than tax avoidance purposes) in either case not providing its commitment through a branch or agency in Ireland; or

(d)	which is a body corporate which advances money in the ordinary course of a trade which includes the lending of money; provided, that the interest is paid in Ireland, the interest is taken into account in computing the trading income of such Lender, and which has complied with the notification requirements under section 246(5) of the Irish Taxes Consolidation Act, 1997; or

(e)	in respect of which an authorisation granted by the Revenue Commissioners of Ireland is subsisting on each interest payment date entitling the Borrower to pay such Lender interest without deduction of income tax, by virtue of an applicable double taxation treaty between Ireland and the country in which such Lender is resident for the purposes of such treaty, where such double taxation treaty specifies that no withholding tax is to be made on interest provided such Lender does not provide its commitment through a branch or agency in Ireland; or

(f)	which is a qualifying company (within the meaning of Clause 110 of the Irish Taxes Consolidation Act, 1997).

“Quotation Day” means, with respect to any Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period, as determined by the Administrative Agent. If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

“Rate Type” means the Adjusted Eurocurrency Rate or the Alternative Rate.

“Ratio Reporting Date” means the tenth (10th) Business Day after the end of each Calculation Period. For the purposes of the definition of Ratio Reporting Date, the first Calculation Period shall be the first calendar month after the calendar month in which the Closing Date occurred and each subsequent Calculation Period for the purposes of this definition shall be determined accordingly.

“Receivable” means any indebtedness and other payment obligations of any Obligor resulting from the provision or sale of merchandise, goods or services by an Originator, including the right to payment of any interest or Finance Charges, value added taxes or sales taxes, late payment charges, delinquency charges, extension or collection fees but excluding any Excluded Receivable.

“Receivables Loan Agreement” means the Receivables Loan Agreement, dated the Closing Date, made between the Buyer, Dana International Luxembourg SARL, as the Servicer and, Performance Undertaking Provider, the Persons from time to time party thereto as Lenders and GE Leveraged Loans Limited, as the Administrative Agent.

“Records” means, with respect to any Receivable, all Contracts, purchase orders, invoices, customer lists, credit files and other agreements, documents, books, records (including records relating to billing and collection matters) and other media for the storage of information (including tapes, disks, punch cards, computer software and databases) related to such Receivable, the Related Security or the related Obligors.

“Reference Banks” means the principal London offices of Barclays Bank plc and The Royal Bank of Scotland plc or such other banks as may be appointed by the Administrative Agent in consultation with the Borrower.

“Register” has the meaning specified in Clause 10.3(c) (Register) of the Receivables Loan Agreement.

“Related Security” means, with respect to any Receivable, all of the Originators’ or Borrower’s, as applicable, right, title and interest in, to and under:
(a)	all security interests, hypothecs, reservations of ownership, liens or other Adverse Claims and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements, registrations, hypothecs, charges or other similar filings or instruments against an Obligor and all security agreements describing any collateral securing such Receivable;

(b)	all guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise (provided, that it is understood and agreed that notwithstanding anything herein or in any other Transaction Document to the contrary (i) no Transaction Party shall be required to take any action to cause any such guarantee, insurance or other agreement or arrangement to be transferred to or for the benefit of, or otherwise assigned, to any Purchaser to the extent any such transfer or assignment requires the consent of any Person (other than a Transaction Party) or is prohibited by applicable Law, and (ii) any amounts received by any Transaction Party in respect of, or otherwise in connection with, such guarantee, insurance or other agreement or arrangement shall constitute “Related Security” for all purposes of the Transaction Documents, including any obligation of any Transaction Party under the Transaction Documents to promptly deposit amounts received in respect of Collections to a Facility Account (other than an Existing Collection Account));

(c)	all Records related to such Receivable;

(d)	any and all goods (including Returned Goods, if any) and documentation or title evidencing the shipment or storage of any goods, the sale of which by the applicable Originator gave rise to such Receivable;

(e)	all of the Borrower’s right, title and interest in, to and under the Transaction Documents, including any Borrower Receivable Interest; and

(f)	all collections and proceeds of the foregoing.
Notwithstanding anything herein or in any other Transaction Document to the contrary, it is acknowledged and agreed that for all purposes under the Transaction Documents, no action (other than the transfer and assignment set forth in Clause 2.1 (Agreement to Purchase) of the German RPA (and any corresponding provisions to any other Originator Sale Agreement) and any action set forth or otherwise referenced in Schedule 2 (Conditions Precedent for the Initial Austrian Effective Date), Schedule 3 (Conditions Precedent for the Initial Belgian Effective Date), Schedule 4 (Conditions Precedent for the Initial French Effective Date), Schedule 5 (Conditions Precedent for the Initial Italian Effective Date), Schedule 6 (Conditions Precedent for the Initial Spanish Effective Date) and Schedule 2 (Conditions Precedent Documents) of the Receivables Loan Agreement) is required to be taken by any Originator to transfer or otherwise assign or perfect any Person’s interest in any Related Security to any Person pursuant to the Transaction Documents. Any representation, warranty or covenant of any Person in any Transaction Document as to its or another Person’s ownership of, or security interest in, the proceeds of any Related Security and to the assignment or transfer of any Related Security shall be deemed subject to the proviso contained in this paragraph.

“Release” has the meaning specified in Clause 2.6(b)(vii) (Application of Collections prior to Facility Termination Date) of the Receivables Loan Agreement.

“Relevant Jurisdiction” means, in relation to an Transaction Party:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Adverse Claims to be created by it pursuant to the Security Documents is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.
“Reporting Date” means any date on which a Portfolio Report is delivered or required to be delivered by the Servicer pursuant to Clause 2.3 (Reporting requirements) of the Servicing Agreement.

“Required Lenders” means, at any time when there is more than one Lender, at least two Lenders (that are not Affiliates of each other) representing in aggregate more than 66 2/3% of the Aggregate Principal Balance, or if the Aggregate Principal Balance is zero, the Aggregate Commitment or, if the Commitments have been terminated, at least two Lenders (that are not Affiliates of each other) that represented in aggregate more than 66 2/3% of the Aggregate Principal Balance, or if the Aggregate Principal Balance is zero, the Aggregate Commitment immediately prior to such termination. If, at any time, there is only one Lender, “Required Lenders” shall mean such Lender.

“Responsible Officer” means, with respect to any Transaction Party, the president, any vice president, a director, any duly authorised officer, the chief financial officer, the treasurer, the comptroller, the assistant comptroller, the assistant treasurer or, to the extent any of the foregoing are not recognised in a jurisdiction, the equivalent thereof in such jurisdiction, of such Transaction Party.

“Restricted Payments” has the meaning specified in Clause 5.1(n) (Distributions, etc) of the Receivables Loan Agreement.

“Restricted Receivable” means any Receivable that arose under a Contract the terms of which require notice to, or the consent of, the relevant Obligor to the assignment of such Receivable.

“Restructuring Charges” means non-recurring and other one-time costs incurred by any Dana European Entity in connection with the reorganisation or discontinuation of its business, operations and structuring in respect of (a) facility closures and the consolidation, relocation or elimination of operations and (b) related severance costs and other costs incurred in connection with the termination, relocation and training of employees.

“Returned Goods” means all right, title and interest in and to returned, repossessed or foreclosed goods and/or merchandise the sale of which gave rise to a Receivable; provided that such goods shall no longer constitute Returned Goods after a Deemed Collection has been received with respect to the full Unpaid Balance of the related Receivables.

“RIBA Advance” means any amount paid by an Italian Originator to an Italian Collection Account Bank in respect of any amount credited by such Italian Collection Account Bank to an Existing Italian Collection Account or New Italian Collection Account in respect of a payment to be made by an Obligor of a Pool Receivable via the RIBA system and in respect of which such Obligor subsequently defaulted in the making such of payment via the RIBA system.

“RIBA Dilution” means any reduction in the funds on deposit in any Existing Italian Collection Account or New Italian Collection Account by an Italian Collection Account Bank in respect of any amount credited or otherwise advanced by such bank or financial institution in respect of a payment to be made by an Obligor of a Receivable (other than a Pool Receivable) via the RIBA system and in respect of which such Obligor subsequently defaulted in the making of such payment via the RIBA system.

“Roll-Forward Report” means a report in the Agreed Form furnished by or on behalf of the Servicer pursuant to Clause 2.3 (Reporting Requirements) of the Servicing Agreement.

“S&P” means Standard & Poor’s Rating Services, a division of McGraw Hill Companies, Inc.

“Schedule of Definitions” means this Master Schedule of Definitions, Interpretations and Construction, signed by the parties hereto for the purposes of identification.

“Scheduled Commitment Facility Termination Date” means the day falling five (5) years after the Closing Date.

“Secured Parties” means, collectively, the Lenders, the Administrative Agent and each other Indemnified Party.

“Security Agreement” means the Deed of Charge and Assignment, dated the Closing Date, between the Borrower and the Administrative Agent.

“Security Documents” means the Security Agreement, each Account Security Agreement and each other document entered into by any Transaction Party creating or expressing to create any Adverse Claim over all or any part of its assets in respect of the obligations of any of the Transaction Parties under any of the Transaction Documents.

“Seller Event” means a Seller Termination Event, Seller Suspension Event, Potential Seller Termination Event or Potential Seller Suspension Event.

“Seller Payout Date” means a “Seller Payout Date” under, and as defined in, any Originator Sale Agreement.

“Seller Suspension Event” means a “Seller Suspension Event” under, and as defined in, any Originator Sale Agreement.

“Seller Termination Date” means the “Termination Date” under, and as defined in, any Originator Sale Agreement.

“Seller Termination Event” means a “Seller Termination Event” under, and as defined in, any Originator Sale Agreement.

“Servicer” means at any time the Person then authorised pursuant to Clause 2.1 (Designation of Servicer; power of attorney) of the Servicing Agreement to administer and collect the Receivables which shall, as at the Closing Date, be Dana International Luxembourg SARL.

“Servicer Default” has the meaning specified in Clause 2.9 (Servicer Default) of the Servicing Agreement.

“Servicer Parties” means, collectively, the Servicer and the Sub-Servicers.

“Servicing Agreement” means the Servicing Agreement, dated the Closing Date among the Servicer, the Borrower, the Sub-Servicers and the Administrative Agent.

“Servicing Fee” has the meaning specified in Clause 2.10 (Servicing Fee) of the Servicing Agreement.

“Servicing Fee Payment Date” means the tenth (10th) Business Day after the end of each Calculation Period.

“Servicing Fee Percentage” means 0.1 % or such other rate as may be reasonably agreed in writing between the Servicer and the Administrative Agent (provided that the agreement in writing of the Administrative Agent shall not be required for any increase or decrease in the Servicing Fee Percentage which results in the Servicing Fee Percentage being equal to or greater than 0.1% and less than or equal to 0.5% subject to the Administrative Agent receiving prior written notification from the Servicer of any such increase or decrease) or, following a Servicer Default and the appointment of a successor Servicer pursuant to, and in accordance with, the Transaction Documents, such other rate per annum as may be reasonably agreed by such successor Servicer and the Administrative Agent (with the prior written consent of the Required Lenders).

“Set-Off Reduction” means, on the tenth (10th) Business Day of any calendar month and continuing until (but not including) the tenth (10th) Business Day of the next calendar month, the Euro Equivalent determined as of the last day of the immediately preceding Calculation Period of the sum for each Obligor of a Pool Receivable originated by any Originator of the lesser of (a) the aggregate of all amounts owed by any such Originator as of such last day to such Obligor, and (b) the Unpaid Balance of Pool Receivables of such Obligor.

“Settlement Date” for any Loan means (a) each Intra-month Settlement Date and (b) on and after the occurrence of the Facility Termination Date, each Business Day.

“Share Trustee” means Structured Finance Management Corporate Services (Ireland) Limited.

“Spanish Account Agency Agreement” means any agreement designated as such in any Spanish RPA.

“Spanish Account Security Agreement” means any agreement designated as such in any Spanish RPA.

“Spanish Account SPV” has the meaning specified in the Spanish RPA.

“Spanish Collection Account Bank” means any bank or other financial institution set forth on Schedule 8 (Facility Accounts and Account Banks) under the heading “Spanish Collection Account Banks”, as such Schedule may be amended from time to time in accordance herewith.

“Spanish Corporate Services Provider” means, in respect of the Spanish Account SPV, Structured Finance Management (Spain), S.L..

“Spanish Draft Instrument” means any negotiable instrument in the form of a bill of exchange (letra de cambio), a promissory note (pagare) or a cheque (cheque); provided that (a) any such instrument has been issued pursuant to Spanish Law 19/1985 dated July 16 (Ley 19/1985, de 16 de julio, Cambiaria y del Cheque), as amended from time to time, and complies with all formalities under such Law, (b) all Taxes payable as a result of the issuance and negotiation of such instrument have been duly and timely paid, and (c) such instrument is fully enforceable against the relevant Obligor, freely transferable and free from any Adverse Claims or other rights of any third party.

“Spanish Originators” means each entity designated as a “Seller” under a Spanish RPA.

“Spanish RPAs” means the receivables purchase agreements, dated on or about the Initial Spanish Effective Date, between (i) Dana Automoción, S.A. and the Borrower and (ii) Spicer Ayra Cardan, S.A. and the Borrower, and such additional Spanish law receivables purchase agreements as may be entered into from time to time pursuant to Clause 10.12(b) (Limitation on the addition and termination of Originators) of the Receivables Loan Agreement, for so long as such agreements remain in full force and effect. “Spanish RPA” means either of them.

“Spanish Seller Payout Call Option Agreement” means the Spanish seller payout call option agreement dated on or about the Closing Date between Dana Automocion, S.A. and the Borrower.

“Specified Deemed Collection Clauses” means Clause 2.8 (Deemed Collections; application of payments) of the Receivables Loan Agreement, Clause 2.13 of the Servicing Agreement and Clause 2.3 of the German RPA (or any corresponding Clause of any other Originator Sale Agreement).

“Spot Rate” means on any day, for the purpose of determining the Euro Equivalent or Dollar Equivalent, as applicable of any currency, the rate at which such currency may be exchanged into Euro or U.S. Dollars, as the case may be, as set forth on the European Central Bank page for foreign currency exchange reference rates for such day and for such currency. Such reference rates are based on the regular daily concentration procedure between central banks within and outside the European System of Central Banks, which normally takes place at 2:15p.m. (Central European Time). In the event that such rate is not available, the Spot Rate shall be determined by referencing the Bloomberg historical pricing page for the applicable currency conversion with the applicable rate being the closing rate for the London foreign exchange market on the relevant Business Day; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Standard Rate” means for any Loan during any Interest Period, an interest rate per annum equal to the sum of the Applicable Margin plus the Adjusted Eurocurrency Rate for such Interest Period; provided, however, that in case of any Interest Period with respect to which the Adjusted Eurocurrency Rate is not available pursuant to Clause 2.12 (Illegality) or 2.13 (Inability to determine Eurocurrency Rate) of the Receivables Loan Agreement, the Standard Rate for such Interest Period shall be an interest rate per annum equal to the sum of the Applicable Margin plus the Alternative Rate in effect from time to time during such Interest Period.

“Standard Terms and Conditions” means, with respect to any Originator, the standard terms and conditions of such Originator in effect on the Closing Date and set forth in Schedule 3 (Standard Terms and Conditions) of the relevant Originator Sale Agreement, as modified (i) in compliance with the Receivables Loan Agreement, the Originator Sale Agreements and the Servicing Agreement, or (ii) by the application of Law.

“Statutory Reserves” means, with respect to any Lender and any Loan made in any currency (other than U.S. Dollars), any currency, maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Bank of England, the Financial Services Authority, the European Central Bank or other Official Body for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to loans in such currency are determined, in each case expressed as a percentage of the Principal Balance of such Loan, as determined by the Administrative Agent. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Sterling” and “£” means the lawful currency of the United Kingdom.

“Structuring Agent” means GE Leveraged Loans Limited.

“Structuring Agent Fee Letter” has the meaning specified in Clause 2.4(b) (Interest and Fees) of the Receivables Loan Agreement.

“Sub-Servicer” has the meaning specified in Clause 2.5 (Sub-Servicers) of the Servicing Agreement.

“Subordinated Guarantor” means Dana International Luxembourg SARL or any permitted successor thereto or assignee thereof under the Subordinated Loan Agreement.

“Subordinated Lender” means Dana Europe S.A. or any permitted successor thereto or assignee thereof under the Subordinated Loan Agreement.

“Subordinated Loan” has the meaning specified in the Subordinated Loan Agreement.

“Subordinated Loan Agreement” means the Subordinated Loan Agreement, dated the Closing Date, between the Borrower, the Administrative Agent, the Servicer and the Subordinated Lender.

“Subordinated Loan Borrowing Request” has the meaning specified in the Subordinated Loan Agreement.

“Subsidiary” means, with respect to any Person (herein referred to as the “parent”), any corporation, limited company, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, controlled or held or (b) that is, at the time any determination is made, otherwise controlled (as defined in the definition of Affiliate), in each case of clauses (a) and (b), by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in Euro.

“Taxes” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) imposed by an Official Body.

“Testing Date” means (a) during the Trigger Period, the last day of each calendar month, and (b) otherwise the last day of each financial quarter of the Performance Undertaking Provider.

“Tooling Programme” means any program whereby tooling equipment is purchased or progress payments are made to facilitate production customer’s products and whereby the customer will ultimately repurchase the tooling equipment after the final approval by such customer.

“tPR” means the body corporate called the Pensions Regulator established under Part I of the Pensions Act.

“Transaction Documents” means this Schedule of Definitions, the Receivables Loan Agreement, the Intermediate Transfer Agreements, the Originator Sale Agreements, the Servicing Agreement, the Security Documents, the Spanish Account Agency Agreement, the Performance Undertaking, the Subordinated Loan Agreement, the Fee Letters and all other instruments, documents and agreements executed and/or delivered pursuant to or in connection therewith.

“Transaction Fees” means legal, appraisal, financing, consulting, other advisor, and other fees and costs incurred in connection with the Transaction Documents and the transactions contemplated thereby.

“Transaction Parties” means, collectively, each Transaction SPV, each Originator, the Performance Undertaking Provider, the Servicer (so long as it is an Originator or an Affiliate thereof), each Sub-Servicer (so long as it is an Originator or an Affiliate thereof) and the Subordinated Lender.

“Transaction Party Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower or any other Transaction Party to the Secured Parties arising under or in connection with the Receivables Loan Agreement or any other Transaction Document or the transactions contemplated hereby or thereby.

“Transaction SPV” means the Borrower or the Spanish Account SPV.

“Trigger Period” means the period commencing on the first quarterly Testing Date (and if there has been any Trigger Period prior to such Testing Date, on the first quarterly Testing Date after the end of such prior Trigger Period) on which the Fixed Charges Coverage Ratio is less than 1.50:1 and ending on the sixth consecutive monthly Testing Date thereafter on which the Fixed Charges Coverage Ratio (calculated without taking into account any Covenant Correction Amount) is at least 1.50:1.

"U.K. Pension Schemes” means all of (a) the Dana Manufacturing Group pension Scheme established by a trust deed dated 8 June 1993, (b) the Hobourn Group Pension Scheme established by a trust deed dated 22 December 1983, (c) the Dana UK Pension Scheme, established by a trust deed dated 5 April 1996 and (d) the Q. H. Pension Plan, established by a trust deed dated 25 June 1957.

“U.K. PensionCo” means that Subsidiary of Dana Corporation established (or to be established) in the United Kingdom that has assumed (or will assume) the pensions liabilities of all of the U.K Pensions Schemes.

“Unpaid Balance” means, with respect to any Receivable at any time, the unpaid amount of such Receivable at such time, excluding any Finance Charges.

“U.S.” means the United States of America.

“U.S. Dollars” and “$” each mean the lawful currency of the United States of America.

2.2	Other terms

All terms defined directly or by incorporation herein shall have the defined meanings when used in any certificate or other document delivered pursuant hereto unless otherwise defined therein. For purposes of this Schedule of Definitions and all such certificates and other documents, unless the context otherwise requires: (a) accounting terms not otherwise defined herein, and accounting terms partly defined herein to the extent not defined, shall have the respective meanings given to them under, and shall be construed in accordance with, GAAP; (b) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (c) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Schedule of Definitions (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Schedule of Definitions (or such certificate or document); (d) references to any Clause, Schedule or Exhibit are references to Clauses, Schedules and Exhibits in or to this Schedule of Definitions (or the certificate or other document in which the reference is made) and references to any paragraph, subsection, clause or other subdivision within any Clause or definition refer to such paragraph, subsection, clause or other subdivision of such Clause or definition; (e) the term “including” means “including without limitation”; (f) references to any Law refer to that Law as amended or re-enacted from time to time and include any successor Law; (g) references to any agreement refer to that agreement as from time to time amended, supplemented, extended, restated or novated or as the terms of such agreement are waived or modified in accordance with its terms; (h) references to any Person include that Person’s successors and permitted assigns; (i) references to “set-off” shall include analogous rights under applicable Law; (j) references to “good and marketable title” shall include analogous ownership rights under applicable Law; (k) references to the “knowledge” of any Responsible Officer of a Person shall be the facts or circumstances actually known to such Person or of which such Person should have had knowledge after reasonable inquiry, (l) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (m) wherever in this Agreement or any other Transaction Document a requirement appears or a statement is made that, as a result of the transaction contemplated by the relevant Transaction Documents the Borrower must have “perfected” and “enforceable” title to the Receivables, or that such Receivables must be “free and clear of any Adverse Claim”, such requirement or statement, where applicable to the Receivables transferred pursuant to the French Intermediate Transfer Agreement, shall not be deemed to be breached merely because under French law a notice needs to be given to the relevant Obligors in order to ensure that the transfer is enforceable against third parties, (n) wherever in this Agreement or any other Transaction Document a requirement appears or a statement is made that, as a result of the transaction contemplated by the relevant Transaction Documents the Administrative Agent (acting on its own behalf or on behalf of other parties) must have a “legal”, “valid”, “perfected” and “enforceable” security interest under a French Account Security Agreement, such requirement or statement, where applicable to a security interest assigned pursuant to the Security Agreement, shall not be deemed to be breached merely because under French law (x) the security holder under such French Account Security Agreement is viewed as being the Borrower or the Intermediate Transferor as applicable, or (y) the Security Agreement will produce an effect under French law different from the effect that the Security Agreement would have had under Irish law and the Borrower or the Intermediate Transferor as applicable remain the direct security holders under the French Account Security Agreements under French law, (o) notwithstanding any term herein or in any other Transaction Document to the contrary, prior to the Initial Austrian Effective Date the terms “Existing Austrian Collection Account”, “Austrian Account Security Agreement”, “Austrian Collection Account Bank”, “Austrian Intermediate Transfer Agreement”, “Austrian Originators”, “Austrian RPA”, and terms related thereto shall be disregarded for all purposes of the Transaction Documents, including for the purposes of the Facility Events and the representations, warranties, covenants and indemnities therein, provided that this sub-clause (o) shall not apply with respect to (i) the definitions of Initial Austrian Effective Date, (ii) the Austrian RPA, and (iii) Clause 3 (General Undertaking) of the Performance Undertaking, (p) notwithstanding any term herein or in any other Transaction Document to the contrary, prior to the Initial Belgian Effective Date the terms “Existing Belgian Collection Account”, “Belgian Account Security Agreement”, “Belgian Collection Account Bank”, “Belgian Originators”, “Belgian RPA”, and terms related thereto shall be disregarded for all purposes of the Transaction Documents, including for the purposes of the Facility Events and the representations, warranties, covenants and indemnities therein, provided that this sub-clause (p) shall not apply with respect to (i) the definitions of Initial Belgian Effective Date, (ii) the Belgian RPA, and (iii) Clause 3 (General Undertaking) of the Performance Undertaking, (q) notwithstanding any term herein or in any other Transaction Document to the contrary, prior to the Initial French Effective Date the terms “Existing French Collection Account”, “French Account Security Agreement”, “French Collection Account Bank”, “French Intermediate Transfer Agreement”, “French Originators”, “French RPA”, “French Bill of Exchange” and terms related thereto shall be disregarded for all purposes of the Transaction Documents, including for the purposes of the Facility Events and the representations, warranties, covenants and indemnities therein, provided that this sub-clause (q) shall not apply with respect to (i) the definitions of Initial French Effective Date, (ii) the French RPA, and (iii) Clause 3 (General Undertaking) of the Performance Undertaking, (r) notwithstanding any term herein or in any other Transaction Document to the contrary, prior to the Initial Italian Effective Date the terms “Existing Italian Collection Account”, “ Italian Account Security Agreement”, “ Italian Collection Account Bank”, “ Italian Intermediate Transfer Agreement”, “Italian Originators”, “Italian RPA”, “RIBA Advance, “RIBA Dilution” and terms related thereto shall be disregarded for all purposes of the Transaction Documents, including for the purposes of the Facility Events and the representations, warranties, covenants and indemnities therein, provided that this sub-clause (r) shall not apply with respect to (i) the definitions of Initial Italian Effective Date, (ii) the Italian RPA, and (iii) Clause 3 (General Undertaking) of the Performance Undertaking, and (s) notwithstanding any term herein or in any other Transaction Document to the contrary, prior to the Initial Spanish Effective Date the terms “Existing Spanish Collection Account”, “Spanish Account Security Agreement”, “Spanish Collection Account Bank”, “Spanish Originators”, “Spanish RPA”, “Spanish Draft Instrument”, “Spanish Account SPV”, “Spanish Corporate Services Provider” and terms related thereto shall be disregarded for all purposes of the Transaction Documents, including for the purposes of the Facility Events and the representations, warranties, covenants and indemnities therein, provided that this sub-clause (s) shall not apply with respect to (i) the definitions of Initial Spanish Effective Date, (ii) the Spanish RPA, and (iii) Clause 3 (General Undertaking) of the Performance Undertaking.

2.3	Computation of time periods

Unless otherwise stated in a Transaction Document, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each means “to but excluding”, and the word “within” means “from and excluding a specified date and to and including a later specified date”.

3.	MISCELLANEOUS

3.1	Amendment

No amendment or waiver of any provision of this Schedule of Definitions or consent to any departure by any Transaction Party therefrom shall be effective unless in writing signed by the Administrative Agent, with the prior written consent of the Required Lenders (and, in the case of any amendment, also signed by the Borrower, the Servicer and the Performance Undertaking Provider), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall:
(a)	unless in writing and signed by each Lender (or, in the case of Clause 3.1(a)(ii), each Lender having its fees reduced or delayed or its Commitment increased) and the Administrative Agent be effective, if the effect of such amendment:
(i)	reduces the Principal Balance of, or Interest that is payable on, account of any Loan or delay any scheduled date for payment thereof;

(ii)	reduces the fees payable by the Borrower to the Lenders, increases a Lender’s Commitment or delays the dates on which such fees are payable;

(iii)	extends the Scheduled Commitment Facility Termination Date or the Maturity Date;

(iv)	releases any portion of the Collateral if a Facility Event has occurred and is continuing or would result therefrom;

(v)	changes any of the provisions of this Clause or the definition of “Required Lenders”;

(vi)	amends any Facility Suspension Event set forth in Clause 7.1 (Facility Suspension Events) of the Receivables Loan Agreement or any Facility Termination Event set forth in Clause 7.2 (Facility Termination Events) of the Receivables Loan Agreement;

(vii)	amends the definition of “Approved Currency”, “Defaulted Receivable”, “Maximum Aggregate Principal Balance” or increase the Applicable MAPB Percentage, the Maximum Percentage Factor or any Concentration Limit; or

(viii)	releases the Performance Undertaking Provider from its obligations under the Performance Undertaking;
(b)	increase the Commitment of any Lender unless in writing and signed by such Lender;

(c)	change any term used in any Originator Sale Agreement, unless signed by the Originator which is a party to such Originator Sale Agreement; or

(d)	change any terms used in any Intermediate Transfer Agreement, unless signed by the Intermediate Transferor.
3.2	Notices

All communications and notices provided for under any Transaction Document shall be provided in the manner described in Schedule 1 (Address and Notice Information).

3.3	Governing Law

This Schedule of Definitions shall be governed by and construed in accordance with English law.

3.4	Execution in counterparts

This Schedule of Definitions may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Schedule of Definitions by facsimile or by electronic file in a format that is accessible by the recipient shall be effective as delivery of a manually executed counterpart of this Schedule of Definitions.

4.	ACCESSION OF ORIGINATORS

4.1	Deed of Accession

Prior to the Initial Effective Date applicable to an Originator (other than a German Originator) (an “Acceding Originator”), the Performance Undertaking Provider shall procure that such Originator shall execute and deliver to the Administrative Agent a Deed of Accession.

4.2	Effect of Deed of Accession

Immediately upon the Deed of Accession being countersigned by the Administrative Agent, subject to agreement between the relevant parties of the applicable Initial Effective Date:
(a)	the Acceding Originator shall accede to, and shall be bound by and have the benefit of:
(i)	this Schedule of Definitions as an Originator; and

(ii)	the Servicing Agreement as an Original Sub-Servicer; and
(b)	by doing so, the Acceding Originator:
(i)	becomes an Originator for the purposes of the Transaction Documents;

(ii)	is appointed by the Servicer as an Original Sub-Servicer pursuant to Clause 2.5(b) (Sub-Servicers) of the Servicing Agreement;

(iii)	confirms that its address for communications and notices is as set out in Schedule 1 (Address and Notice Information); and

(iv)	confirms the appointment of its English Process Agent as its agent for service of process.
4.3	Acknowledgements and confirmations
(a)	The Performance Undertaking Provider acknowledges and confirms that upon the accession of the Acceding Originator to this Schedule of Definitions and the Servicing Agreement, its performance undertaking in Clause 2 (Performance Undertaking) and indemnity in Clause 3 (General Indemnity) of the Performance Undertaking shall extend to the Obligations of the Acceding Originator under the Schedule of Definitions, the Servicing Agreement and the other Transaction Documents to which such Acceding Originator is party.

(b)	The provision of this Clause 4 (Accession of Originators) only applies to the accession to the Transaction Documents of those Originators expressly referred to by their corporate name in the definitions of Austrian RPA, Belgian RPA, French RPA, Italian RPA and Spanish RPA. The addition of any other new Originator shall be effected in accordance with Clause 10.12 (Limitation on the addition and termination of Originators) of the Receivables Loan Agreement.

[Schedules Omitted]

EXECUTION of Schedule of Definitions
The parties have shown their acceptance of the terms of this Schedule of Definitions by signing it below for the purposes of identification as of the date first written above.
The Borrower

Given under the Common Seal

of Dana Europe Financing (Ireland) Limited:

/s/ Frank Heffernan

Director

/s/Michelle Hall

Secretary
Structured Finance Management (Ireland) Limited
as Secretary

EXECUTION of Schedule of Definitions
The Servicer
DANA INTERNATIONAL LUXEMBOURG SARL

Signature:	/s/ Cornelia v. Künsberg

Name:	Cornelia v. Künsberg

Title/Authority	: Authorised Director and PoA Holder

EXECUTION of Schedule of Definitions
The Lender

Signed by Adrian Spurling as attorney for

GE LEVERAGED LOANS LIMITED

/s/ Adrian Spurling

under a power of attorney dated 22 March 2007

Attorney for GE LEVERAGED LOANS LIMITED

EXECUTION of Schedule of Definitions
The Administrative Agent
Signed by Adrian Spurling as attorney for
GE LEVERAGED LOANS LIMITED

/s/ Adrian Spurling

under a power of attorney dated 22 March 2007
Attorney for GE LEVERAGED LOANS
LIMITED

EXECUTION of Schedule of Definitions
The Performance Undertaking Provider
DANA INTERNATIONAL LUXEMBOURG SARL

Signature:	/s/ Cornelia v. Künsberg

Name:	Cornelia von Künsberg

Title/Authority: Authorised Director and PoA Holder

EXECUTION of Schedule of Definitions
The Intermediate Transferor
Signed by Adrian Spurling as attorney for
GE FACTOFRANCE SNC

/s/ Adrian Spurling

under a power of attorney dated 16 July 2007
Attorney for GE FACTOFRANCE SNC

EXECUTION of Schedule of Definitions
The Subordinated Lender
DANA EUROPE S.A.

Signature:	/s/ Teresa Mulawa

Name:

Title/Authority:

EXECUTION of Schedule of Definitions
Corporate Services Provider
STRUCTURED FINANCE MANAGEMENT (IRELAND) LIMITED

Signature:	/s/ Frank Heffernan

Name: Frank Heffernan

Title/Authority: Director

EXECUTION of Schedule of Definitions
REINZ-DICHTUNGS-GMBH

Signature:	/s/ Cornelia v. Künsberg

Name: Cornelia von Künsberg

Title/Authority: PoA Holder

EXECUTION of Schedule of Definitions
SPICER GELENKWELLENBAU GMBH

Signature:	/s/ Cornelia v. Künsberg

Name: Cornelia von Künsberg

Title/Authority: PoA Holder

EXECUTION of Schedule of Definitions
The Subordinated Guarantor
DANA INTERNATIONAL LUXEMBOURG SARL

Signature:	/s/ Teresa Mulawa

Name:

Title/Authority: